UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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☐ Preliminary Proxy Statement

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☒ Definitive Proxy Statement

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☐ Soliciting Material under §240.14a-12

ECOLAB INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of 2017 Annual Meeting and
Proxy Statement

Annual Meeting to be Held on May 4, 2017

ECOLAB - 2017 Proxy Statement	i

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March 20, 2017

DEAR FELLOW STOCKHOLDER:

You are cordially invited to join us for our Annual Meeting of Stockholders, to be held at 10:00 a.m. on Thursday, May 4, 2017, in the Auditorium of the Landmark Center, 75 West 5th Street, Saint Paul, Minnesota 55102. The Notice of Annual Meeting and the Proxy Statement that follow describe the business to be conducted at our Annual Meeting. We urge you to read both carefully.

We hope you plan to attend our Annual Meeting. However, if you will not be able to join us, we encourage you to exercise your right as a stockholder and vote. Please sign, date and promptly return the accompanying proxy card, or make use of either our telephone or Internet voting services. Stockholders not in attendance may listen to a broadcast of the meeting on the Internet. Webcast instructions will be available on-line at www.investor.ecolab.com.

Sincerely,

Douglas M. Baker, Jr.
Chairman of the Board and Chief Executive Officer

YOUR VOTE IS IMPORTANT!
PLEASE SUBMIT YOUR PROXY TODAY.

Your vote is a valuable part of the investment made in our Company and is the best way to influence corporate governance and decision-making. Please take time to read the enclosed materials and vote!

Whether or not you plan to attend the meeting, please complete the accompanying proxy and return it in the enclosed envelope. Alternatively, you may vote by telephone or the Internet. If you attend the meeting, you may vote your shares in person even though you have previously returned your proxy by mail, telephone or the Internet.

PLEASE REFER TO THE ACCOMPANYING MATERIALS FOR VOTING INSTRUCTIONS.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 4, 2017

To the Stockholders of Ecolab Inc.:

The Annual Meeting of Stockholders of Ecolab Inc. will be held on Thursday, May 4, 2017, at 10:00 a.m., in the Auditorium of the Landmark Center, 75 West 5th Street, Saint Paul, Minnesota 55102, for the following purposes (which are more fully explained in the Proxy Statement):

1.	To elect as Directors to a one-year term ending in 2018 the 13 nominees named in the Proxy Statement;
2.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current year ending December 31, 2017;
3.	To approve, on an advisory basis, the compensation of executives disclosed in the Proxy Statement;
4.	To vote, on an advisory basis, on the frequency of future stockholder advisory votes on executive compensation; and
5.	To transact such other business as may properly come before our Annual Meeting and any adjournment or postponement thereof.

Our Board of Directors has fixed the close of business on March 7, 2017 as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting.

By Order of the Board of Directors

Michael C. McCormick
Executive Vice President, General Counsel and Assistant Secretary
March 20, 2017

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PROXY STATEMENT SUMMARY

This proxy summary is intended to provide a broad overview of the items that you will find elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider, and we encourage you to read the entire Proxy Statement carefully before voting.

Annual Meeting of Stockholders

Date and Time:  Thursday, May 4, 2017, at 10:00 a.m.

Location:  The Auditorium of the Landmark Center, 75 West 5th Street, Saint Paul, Minnesota 55102

Record Date:  March 7, 2017

Meeting Agenda and Items of Business

Proposal	Board’s Voting Recommendation	Reference
1. Election of Directors	FOR	22
2. Ratification of Independent Accountants	FOR	60
3. Advisory Vote to Approve Executive Compensation	FOR	61
4. Advisory Vote on Frequency of Future Stockholder Advisory Votes on Executive Compensation	ANNUAL	62

Election of Directors

Name of Director Nominee	Age	Years of Service	Occupation
Non-Independent Directors
Douglas M. Baker, Jr.	58	13	Chairman of the Board and Chief Executive Officer, Ecolab Inc.
Independent Directors
Barbara J. Beck	56	9	Chief Executive Officer, Learning Care Group, Inc.
Leslie S. Biller	69	19	Chief Executive Officer, Harborview Capital
Carl M. Casale	55	3	President and Chief Executive Officer, CHS Inc.
Stephen I. Chazen	70	4	Retired Chief Executive Officer, Occidental Petroleum Corporation
Jeffrey M. Ettinger	58	2	Chairman of the Board, Hormel Foods Corporation
Arthur J. Higgins	61	7	Consultant, Blackstone Healthcare Partners
Michael Larson	57	5	Chief investment officer to William H. Gates III
David W. MacLennan	57	2	Chairman and Chief Executive Officer, Cargill, Incorporated
Tracy B. McKibben	47	2	Founder and Chief Executive Officer, MAC Energy Advisors, LLC
Victoria J. Reich	59	7	Former Senior Vice President and Chief Financial Officer, Essendant Inc.
Suzanne M. Vautrinot	57	3	President, Kilovolt Consulting Inc.
John J. Zillmer	61	11	Retired President and Chief Executive Officer, Univar Inc.

The Board of Directors of Ecolab Inc. is asking you to elect 13 director nominees.  The table above provides summary information about the director nominees.  A nominee will only be elected if the number of votes cast for the nominee’s election is greater than the number of votes cast against the nominee.  For more information, see page 22.

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Ratification of Independent Accountants

The Board of Directors is asking you to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm to audit our consolidated financial statements for the year ending December 31, 2017. For more information, see page 60.

Advisory Vote to Approve Executive Compensation

The Board of Directors is asking you to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement. For more information, see page 61.

Advisory Vote on the Frequency of Future Stockholder Advisory Votes on Executive Compensation

The Board of Directors is asking you to vote, on an advisory basis, on the frequency of future advisory votes on the compensation of our named executive officers. The Board of Directors recommends that you vote for ANNUAL frequency. For more information, see page 62.

Summary of Compensation Practices

Key compensation practices include the following:

•	We use different performance measures in our short-term and long-term incentive plans.
•	We have a balanced double-trigger change-in-control severance policy with no tax gross-ups.
•	We have robust stock ownership guidelines of 6 times salary for our CEO and 3 times salary for our other officers.
•

Risk mitigation features in our compensation programs include varied and balanced performance targets, discretionary authority of the Compensation Committee to reduce award pay-outs, bonus caps at 200% of target and a claw-back policy.

•	We do not maintain employment agreements with any of our named executive officers.

For more information, see page 27.

Corporate Governance Highlights

Key aspects of our corporate governance structure, policies and processes include the following:

•	All of our directors, with the exception of our CEO, are independent.
•	We have an independent Lead Director with substantial and clearly delineated authority.
•	We do not have a stockholder rights plan.
•	Each director serves a one-year term and stands for re-election at each annual meeting.
•

Directors elected in uncontested elections must receive a majority vote.  A director who fails to receive the required number of votes for election must tender his or her written resignation for consideration by the Board.

•	All of our named executive officers hold Ecolab common stock in excess of our stock ownership guidelines.

For more information, see page 12.

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PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

MAY 4, 2017

1 Ecolab Place, Saint Paul, Minnesota 55102

The Board of Directors of Ecolab Inc. is using this Proxy Statement (the “Proxy Statement”) to solicit proxies from the holders of Ecolab Common Stock, par value $1.00 per share (“Common Stock”), for use at the 2017 Annual Meeting of Ecolab Stockholders. We are first mailing this Proxy Statement and accompanying form of proxy to Ecolab stockholders on or about March 20, 2017.

•	Meeting Time and Place – Thursday, May 4, 2017, at 10:00 a.m., in the Auditorium of the Landmark Center, 75 West 5th Street, Saint Paul, Minnesota 55102.
•	Purpose of the Meeting – is to vote on the following items:
1.	To elect as Directors to a one-year term ending in 2018 the 13 nominees named in this Proxy Statement;
2.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current year ending December 31, 2017;
3.	To approve, on an advisory basis, the compensation of executives disclosed in the Proxy Statement;
4.	To vote, on an advisory basis, on the frequency of future stockholder advisory votes on executive compensation; and
5.	To transact such other business as may properly come before our Annual Meeting and any adjournment or postponement thereof.
•	Record Date – The record date for determining the holders of Common Stock entitled to vote at our Annual Meeting is the close of business on March 7, 2017.
•

Shares Entitled to Vote – As of March 7, 2017, the record date for the meeting, there were 290,057,333 shares of Common Stock outstanding. Each share of Common Stock is entitled to one vote. Common Stock held by Ecolab in our treasury is not counted in shares outstanding and will not be voted.

Note – References in this Proxy Statement to “Ecolab,” “the Company,” “we,” or “our” are to Ecolab Inc.

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VOTING PROCEDURES

VOTING PROCEDURES

Quorum – A quorum of stockholders is necessary to hold a valid meeting. The presence in person or by proxy at the meeting of holders of a majority of the outstanding shares of Common Stock entitled to vote at the meeting is a quorum. Abstentions and broker non-votes count as present for establishing a quorum. Common Stock held by Ecolab in our treasury does not count toward a quorum.

Broker Non-Votes – Broker non-votes occur on a proposal when the beneficial owner of Common Stock does not submit voting instructions to a broker or bank. Under New York Stock Exchange rules, brokers, banks and other nominees generally will have discretionary authority to vote shares in absence of instructions on "routine" matters, such as the ratification of the appointment of PricewaterhouseCoopers LLP, and will not have discretion to vote shares on non-routine matters. Other than the appointment of PricewaterhouseCoopers LLP, broker non-votes are not counted as votes cast for any purpose in determining whether a matter has been approved. To ensure that their views are represented at the meeting, we strongly urge all beneficial owners to provide specific voting instructions on all matters to be considered at the meeting to their record-holding brokers.

Treatment of Abstentions – Shares voted “Abstain” will have no effect on the election of directors or on the advisory vote on the frequency of future stockholder advisory votes on executive compensation. For the other proposals to be voted on at the Annual Meeting, abstentions are treated as shares present or represented and voting and therefore have the same effect as negative votes.

How to Vote by Proxy – You may vote in person by ballot at our Annual Meeting or by submitting a valid proxy. We recommend you submit your proxy even if you plan to attend the Annual Meeting. If you attend the Annual Meeting, you may vote by ballot, thereby canceling any proxy previously submitted.

Voting instructions are included on your proxy card. If you properly complete your proxy and submit it to us in time to be tabulated, one of the individuals named as your proxy will vote your Common Stock as you have directed. You may vote for or against each proposal, or you may abstain from voting on a proposal. With respect to the election of directors, you may vote for or against each nominee, or you may abstain from voting on the election of one or more nominees.

Revoking Your Proxy – You may revoke your proxy at any time before it is voted by:

•	timely delivery of a valid, later-dated proxy, including a proxy given by telephone or Internet;
•	timely delivery of written notice to our Corporate Secretary before the Annual Meeting, stating that you have revoked your proxy; or
•	voting by ballot at our Annual Meeting.

Vote Tabulation – The vote on each proposal will be tabulated as follows:

Proposal 1: Election of Directors – Each nominee will be elected by a majority of the votes cast in uncontested elections. We currently expect that the election of directors at our meeting will be uncontested. Under the majority voting standard, a nominee must receive a number of “FOR” votes that exceeds 50% of the votes cast with respect to that director’s election. Votes cast with respect to a nominee include votes FOR or AGAINST a nominee and exclude abstentions and broker non-votes.

If an uncontested nominee for director does not receive an affirmative majority of “FOR” votes, he or she will be required to promptly offer his or her resignation to the Board’s independent Governance Committee. That committee will then make a recommendation to the Board as to whether the offered resignation should be accepted or rejected, or whether other action should be taken. The Board will publicly announce its decision regarding the offered resignation and the rationale behind it within 90 days after the election results have been certified. Any director who has so offered his or her resignation will not be permitted to vote on or participate in the recommendation of the Governance Committee or the Board’s decision with respect to his or her resignation.

Unless a contrary choice is specified, proxies solicited by our Board of Directors will be voted FOR the election of the 13 nominees named in this Proxy Statement. If, for any reason, any nominee becomes unavailable for election prior to our Annual Meeting, the proxies solicited by our Board of Directors will be voted FOR such substituted nominee as is selected by our Board of Directors, or our Board of Directors, at its option, may reduce the number of directors to constitute the entire Board.

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VOTING PROCEDURES

Proposal 2: Ratification of Appointment of Independent Registered Public Accounting Firm – The affirmative vote of a majority of the total votes cast by holders of shares present in person or represented by proxy at the Annual Meeting and entitled to vote will constitute ratification of the appointment of PricewaterhouseCoopers LLP. Unless a contrary choice is specified, proxies solicited by our Board of Directors will be voted FOR ratification of the appointment of PricewaterhouseCoopers LLP.

Proposal 3: Advisory Vote to Approve the Compensation of Executives Disclosed in this Proxy Statement – The affirmative vote of a majority of the total votes cast by holders of shares present in person or represented by proxy at the Annual Meeting and entitled to vote will constitute approval of the compensation of executives disclosed in this Proxy Statement. Unless a contrary choice is specified, proxies solicited by our Board of Directors will be voted FOR approval of the compensation of executives disclosed in this Proxy Statement.

Proposal 4:  Advisory Vote on the Frequency of Future Stockholder Advisory Votes on Executive Compensation –  For this proposal, which provides for an advisory vote on the frequency of advisory votes on the compensation of our named executive officers (that is, annually or every two or three years), the Company will treat the option selected by the plurality (that is, the most frequently selected option) of the total votes cast by holders of shares present in person or represented by proxy at the Annual Meeting and entitled to vote as the option selected by the stockholders.  Unless a contrary choice is specified, proxies solicited by our Board of Directors will be voted for ANNUAL frequency of an advisory vote on compensation of our named executive officers.

Discretionary Voting – We are not currently aware of any other business to be acted upon at our Annual Meeting. If, however, other matters are properly brought before the Annual Meeting, or any adjournment or postponement of the Annual Meeting, your proxy includes discretionary authority on the part of the individuals appointed to vote your Common Stock or act on those matters according to their best judgment, including to adjourn the Annual Meeting.

Adjournments – Adjournment of our Annual Meeting may be made for the purpose of, among other things, soliciting additional proxies. Any adjournment may be made from time to time by approval of the holders of Common Stock representing a majority of the votes present in person or by proxy at the Annual Meeting, whether or not a quorum exists, without further notice other than by an announcement made at the Annual Meeting. We do not currently intend to seek an adjournment of the Annual Meeting.

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STOCKHOLDER ACCESS

STOCKHOLDER ACCESS

Communications with Directors

Our stakeholders and other interested parties, including our stockholders and employees, can send substantive communications to our Board using the following methods published on our website at http://investor.ecolab.com/ corporate-governance:

•	to correspond with the Board’s Lead Director, please complete and submit the on-line “Contact Lead Director” form;
•	to report potential issues regarding accounting, internal controls and other auditing matters to the Board’s Audit Committee, please complete and submit the on-line “Contact Audit Committee” form; or
•

to make a stockholder recommendation for a potential candidate for nomination to the Board, please submit an e-mail to the Board’s Governance Committee, in care of our Corporate Secretary, at investor.info@ecolab.com.

All substantive communications regarding governance matters or potential accounting, control, compliance or auditing irregularities are promptly relayed or brought to the attention of the Lead Director or Chair of the Audit Committee following review by our management. Communications not requiring the substantive attention of our Board, such as employment inquiries, sales solicitations, questions about our products and other such matters, are handled directly by our management. In such instances, we respond to the communicating party on behalf of the Board. Nonetheless, our management periodically updates the Board on all of the on-line communications received, whether or not our management believes they are substantive. In addition to on-line communications, interested parties may direct correspondence to our Board of Directors, our Board Committees or to individual directors at our headquarters address, repeated at the top of page 4 of this Proxy Statement.

Future Stockholder Proposals and Director Nomination Process

Any stockholder proposal, other than those for director nominations, must comply with advance notice procedures set forth in Article II, Section 4 of our By-Laws. As described in more detail below, stockholder proposals for director nominations must comply with Article II, Section 3 and Section 15 of our By-Laws. Under our By-Laws, to be in proper written form, the stockholder’s notice to our Corporate Secretary must set forth as to each matter such stockholder proposes to bring before the Annual Meeting a brief description of the business desired to be brought before the Annual Meeting and the reasons for conducting such business at the Annual Meeting and, as to the stockholder giving the notice and any Stockholder Associated Person (i.e., any person acting in concert, directly or indirectly, with such stockholder and any person controlling, controlled by or under common control with such stockholder): (i) the name and record address of such person, (ii) the class or series and the number of shares beneficially owned by the stockholder, (iii) the nominee holder for, and number of, shares owned beneficially but not of record by such person, (iv) whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement or arrangement has been made, the effect or intent of which is to mitigate loss to or manage risk or benefit of share price changes for, or to increase or decrease the voting power of, such person with respect to any share of stock of the Company, (v) to the extent known, the name and address of any other stockholder supporting the proposal, (vi) a description of all arrangements or understandings between or among such persons in connection with the proposal and any material interest in such proposal, and (vii) a representation by the stockholder that he or she intends to appear at the Annual Meeting to present the business. Any ownership information shall be supplemented by the stockholder giving the notice not later than ten (10) days after the record date for the meeting as of the record date. This summary is qualified in its entirety by reference to the full text of our By-Laws, which can be found on our website at http://investor.ecolab.com/corporate-governance. If the presiding Chairperson of the Annual Meeting of Stockholders determines that business, or a nomination, was not brought before the meeting in accordance with the By-Law provisions, that business will not be transacted or the defective nomination will not be accepted.

•

Deadline for Inclusion in the Proxy Statement – All proposals, other than with respect to director nominees (as discussed below), to be considered by the Board for inclusion in the Proxy Statement and form of proxy for next year’s Annual Meeting of Stockholders expected to be held on May 3, 2018, must be received by the Corporate Secretary at our headquarters address, repeated at the top of page 4 of this Proxy Statement, no later than November 20, 2017.

•

Deadline for Consideration – Stockholder proposals not included in a Company proxy statement for an annual meeting as well as proposed stockholder nominations for the election of directors for inclusion in the Company’s proxy statement and form of proxy at an annual meeting must each comply with advance notice procedures set forth in our

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STOCKHOLDER ACCESS

By-Laws in order to be properly brought before that annual meeting of stockholders. In general, written notice of a stockholder proposal or a director nomination must be received by the Corporate Secretary not less than 120 days nor more than 150 days prior to the anniversary date of the preceding annual meeting of stockholders. With regard to next year’s Annual Meeting of Stockholders, expected to be held on May 3, 2018, the written notice must be received between December 5, 2017 and January 4, 2018, inclusive.

•

Director Nomination Process – Our Board’s Governance Committee has, under its Charter, responsibility for director nominee functions, including review of any director nominee candidates recommended by stockholders. The Governance Committee has the following duties and authority:

-	Review and recommend to the Board of Directors policies for the composition of the Board, including such criteria as:
▪	size of the Board;
▪	diversity of gender, race, ethnicity, experience, employment, background and other relevant factors of Board members;
▪	the proportion of the Board to be comprised of non-management directors;
▪	qualifications for new or continued membership on the Board, including experience, employment, background and other relevant considerations; and
▪	director retirement requirements or standards.
-	Review any director nominee candidates recommended by stockholders.
-	Identify, interview and evaluate director nominee candidates and have sole authority to:
▪	retain and terminate any search firm to be used to assist the Committee in identifying director candidates; and
▪	approve the search firm’s fees and other retention terms.
-	Recommend to the Board:
▪	the slate of director nominees to be presented by the Board for election at the Annual Meeting of Stockholders;
▪	the director nominees to fill vacancies on the Board; and
▪	the members of each Board Committee.
•

Director Nominations  – Any stockholder nomination for directors must comply with the advance notice procedures set forth in Article II, Section 3 and Section 15 of our By-Laws. Under our By-Laws, to be in proper written form, the stockholder’s notice to our Corporate Secretary must set forth as to each person whom the stockholder proposes to nominate for election as a director: (i) the name, age, business address, residence address and record address of such person, (ii) the principal occupation or employment of such person, (iii) the following information regarding such person: (A) the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by such person, (B) any option, warrant, convertible security, stock appreciation right, or similar derivative instrument related to any class or series of shares of the Company that is directly or indirectly owned beneficially by such person; (C) any proxy, contract, agreement, arrangement, understanding, or relationship pursuant to which such person has a right to vote any shares of any security of the Company; (D) any “short interest” in any security of the Company; (E) any rights to dividends on the shares of the Company owned beneficially by such person that are separated or separable from the underlying shares of the Corporation; (F) any proportionate interest in shares of the Company or derivative instruments held, directly or indirectly, by a general or limited partnership in which such person is a general partner or, directly or indirectly, beneficially owns an interest in a general partner; and (G) any performance-related fees (other than an asset-based fee) to which such person is entitled based on any increase or decrease in the value of shares of the Company or any derivative instruments, if any, as of the date of such notice, including, without limitation, any such interests held by members of such person’s immediate family sharing the same household, (iv) any information relating to such person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder, (v) the nominee holder for, and number of, shares owned beneficially but not of record by such person, (vi) to the extent known by the stockholder giving the notice, the name and address of any other stockholder supporting the nominee for election or reelection as a director on the date of such stockholder’s notice, (vii) a description of all arrangements or understandings between or among such persons pursuant to which the nomination(s) are to be made by the stockholder, and (viii) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice. In addition to the information required

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STOCKHOLDER ACCESS

pursuant to Section 3, our By-Laws provide that the Company may require any proposed nominee to furnish such other information: (a) as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as an independent director under the rules and listing standards of the principal United States securities exchanges upon which the Common Stock of the Company is listed or traded, any applicable rules of the U.S. Securities and Exchange Commission or any publicly disclosed standards used by the Board of Directors in determining and disclosing the independence of the Company’s directors, (b) that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such nominee, or (c) that may reasonably be requested by the Company to determine the eligibility of such nominee to serve as a director of the Company. Any ownership information shall be supplemented by the stockholder giving the notice not later than ten (10) days after the record date for the meeting as of the record date. The notice must be accompanied by a written consent of the proposed nominee to being named as a nominee and to serve as a director if elected. No person shall be eligible for election as a director of the Company unless nominated in accordance with the foregoing procedures. This summary is qualified in its entirety by reference to the full text of our By-Laws, which can be found on our website at http://investor.ecolab.com/corporate-governance.

•

Proxy Access – Under our By-Laws, a stockholder or a group of up to 20 stockholders owning 3% or more of the Company’s outstanding shares continuously for at least three years may nominate and include in our proxy materials director candidates constituting up to the greater of two individuals or 20% of the Board, provided that the stockholder(s) and the nominee(s) satisfy the requirements specified in our By-Laws. Our proxy access by-law limits the number of stockholders that may aggregate their shares to satisfy the 3% test to 20 stockholders. For purposes of the 20 stockholder limit, certain related funds are counted as one stockholder.

In terms of our principles for composition of the Board generally, and qualifications for director nominees specifically, we refer you to our Corporate Governance Principles, which can be found on our website at http://investor.ecolab.com/corporate-governance. Under these provisions, for example:

•

No more than three Board members will be from current management. These management members normally would be the Chief Executive Officer, the Chairman (if an employee of the Company and not the CEO) and the President (if an employee of the Company and not the CEO) but may be any other officer deemed appropriate by the Board;

•

It is desired that the members of the Board represent a geographical dispersion and variety of business disciplines so as to bring to the work of the Board a diversity of experience and background, with the predominance of members being chief or executive officers from different industries; and

•

A continuing effort is made to seek well-qualified women and minority group members for the Board, but these persons must be sought out and evaluated as individuals rather than as representatives of specific groups. The Board of Directors is committed to actively seeking out highly-qualified women and minority candidates for each search the Board undertakes. In identifying, evaluating and recommending director nominee candidates, the Committee will consider diversity of gender and ethnicity within the Board, the criteria set forth in the section above entitled “Director Nomination Process,” and such other factors as the Committee deems appropriate. The Board conducts a periodic review of its efforts to achieve such diversity among its members.

Other criteria relevant to service as a director of our Company are also set forth in our Corporate Governance Principles.

In recent years, the Governance Committee’s efforts in recruiting new directors have included a focus on candidates with significant organizational leadership experience, including individuals who were chief executive officers or otherwise headed a large and complex organization, and on qualified candidates with experience that would round out our Board, particularly experience germane to our key end-markets, such as food, water and energy, and technical competencies, such as information technology and cybersecurity. The Committee has also sought to ensure that women and people of color were considered each time that the Committee undertook a formal search process to recruit director candidates.

All directors are encouraged to submit to the Governance Committee the name of any person deemed qualified to serve on the Board, together with information on the candidate’s qualifications. The Governance Committee screens and submits to the full Board the names and biographical information of those persons considered by the Committee to be viable candidates for election as directors. The same evaluation process and criteria are used by the Committee (i) for recommendations for director candidates submitted by stockholders in accordance with our Restated Certificate of Incorporation and By-Laws and (ii) for recommendations submitted by any other source, such as a director or a third-party search firm.

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SECURITY OWNERSHIP

SECURITY OWNERSHIP

Certain Beneficial Owners

The following table sets forth information as to entities which have reported to the Securities and Exchange Commission (“SEC”) or have advised us that they are a “beneficial owner,” as defined by the SEC’s rules and regulations, of more than 5% of our outstanding Common Stock.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class (1)
Common	William H. Gates III	32,786,818 (2)	11.3%
	One Microsoft Way
	Redmond, WA 98052
Common	The Vanguard Group	19,409,853 (3)	6.7%
	100 Vanguard Blvd.
	Malvern, PA 19355
Common	BlackRock, Inc.	15,223,668 (4)	5.2%
	55 East 52nd Street
	New York, NY 10022
(1)	The percent of class is based on the number of voting shares outstanding as of March 7, 2017.
(2)

This information is based on Amendment No. 5 to the Schedule 13D filed jointly with the SEC on May 7, 2012 by Cascade Investment, L.L.C., which we refer to as Cascade, William H. Gates III, whom we refer to as Mr. Gates, the Bill and Melinda Gates Foundation Trust, which we refer to as the Trust, and Melinda French Gates, whom we refer to as Mrs. Gates, and a Form 4 relating to Mr. Gates filed with the SEC on March 10, 2016. Mr. Gates reports that he has sole power to vote or direct the vote, and to dispose or to direct the disposition, of 28,420,393 shares of Ecolab Common Stock beneficially owned by Cascade, as the sole member of such entity. Additionally, the Amendment No. 5 to the Schedule 13D reports that Mr. Gates and Mrs. Gates share the power to vote or direct the vote, and to dispose or to direct the disposition of, 4,366,425 shares of Ecolab Common Stock beneficially owned by the Trust, as co-trustees of such entity.

(3)

This information is based on Amendment No. 4 to the Schedule 13G filed on February 9, 2017 by The Vanguard Group, Inc., which we refer to as Vanguard. Vanguard reports that, as of December 31, 2016, they have sole power to vote or direct the vote of 413,580 shares, shared power to vote or direct the vote of 53,431 shares, sole power to dispose or to direct the disposition of 18,949,153 shares and shared power to dispose or direct the disposition of 460,700 shares of Ecolab Common Stock.

(4)

This information is based on Amendment No. 2 to the Schedule 13G filed on January 23, 2017 by BlackRock, Inc. (“BlackRock”). BlackRock reports that, as of December 31, 2016, they have sole power to vote or direct the vote of 12,761,435 shares, and sole power to dispose or to direct the disposition of 15,223,668 shares of Ecolab Common Stock.

10	ECOLAB - 2017 Proxy Statement

SECURITY OWNERSHIP

Executive Officers and Directors

In general, “beneficial ownership” includes those shares of our Common Stock which a director or executive officer has the power to vote or transfer, as well as stock options that are exercisable currently or within 60 days and stock underlying stock units that may be acquired within 60 days. On March 7, 2017, our current executive officers and directors beneficially owned, in the aggregate, 4,377,902 shares of Common Stock constituting approximately 1.5% of our shares outstanding. As required by SEC disclosure rules, “shares outstanding” for this purpose includes options exercisable within 60 days and stock underlying stock units that may be acquired within 60 days by such executive officers and directors. The detail of beneficial ownership is set forth in the following table.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percentage of Outstanding Shares Beneficially Owned
Named Executive Officers
Douglas M. Baker, Jr. (Chief Executive Officer)	1,741,921	(1)(2)(4)	*
Daniel J. Schmechel (Chief Financial Officer)	300,259	(1)(2)	*
Thomas W. Handley	402,397	(1)(2)(4)	*
Michael A. Hickey	214,294	(1)(2)	*
Christophe Beck	185,183	(1)(2)	*
Directors and Nominees
Barbara J. Beck	46,219	(2)(3)	*
Leslie S. Biller	104,261	(2)(3)	*
Carl M. Casale	14,189	(2)(3)	*
Stephen I. Chazen	19,961	(2)(3)	*
Jeffrey M. Ettinger	7,455	(2)(3)	*
Jerry A. Grundhofer	74,741	(2)(3)	*
Arthur J. Higgins	36,820	(2)(3)	*
Michael Larson	18,526	(2)(3)(5)	*	(5)
Jerry W. Levin	33,844	(2)(3)	*
David W. MacLennan	10,710	(2)(3)(4)	*
Tracy B. McKibben	6,514	(2)(3)	*
Victoria J. Reich	42,115	(2)(3)	*
Suzanne M. Vautrinot	9,721	(2)(3)	*
John J. Zillmer	50,054	(2)(3)	*
Current Directors and Executive Officers as a Group (28 persons)	4,377,902	(4)(5)	1.49	% (4)(5)

*     Indicates beneficial ownership of less than 1% of our outstanding Common Stock.

(1)

Includes the following shares held by officers in the Ecolab Savings Plan and ESOP for Traditional Benefit Employees or Ecolab Savings Plan and ESOP as of the last Plan report: Mr. Baker, 10,082; Mr. Schmechel, 5,181; Mr. Handley, 1,025; Mr. Hickey, 7,311; and Mr. Beck, 2,030.

(2)

Includes the following shares which could be purchased under Company-granted stock options within 60 days from March 7, 2017 including, in the case of retirement-eligible officers, options vesting upon retirement from the Company: Mr. Baker, 1,191,225; Mr. Schmechel, 160,493; Mr.  Handley, 282,877; Mr. Hickey, 163,972; Mr. Beck, 161,734; Ms. Beck, 13,900; Mr.  Biller, 32,000; Mr. Casale, 7,900; Mr. Chazen, 10,100; Mr. Ettinger, 4,500; Mr.  Grundhofer, 18,100; Mr. Higgins, 22,600; Mr. Larson, 14,600; Mr.  Levin, 575; Mr. MacLennan, 3,300; Ms. McKibben, 4,900; Ms. Reich, 24,800; Ms. Vautrinot, 7,400; and Mr. Zillmer, 32,000.

(3)

Includes the following interests in stock units under our 2001 Non-Employee Director Stock Option and Deferred Compensation Plan: Ms. Beck, 20,283; Mr. Biller, 32,897; Mr. Casale, 2,484; Mr. Chazen, 4,860; Mr. Ettinger, 2,955; Mr. Grundhofer, 48,114; Mr. Higgins, 14,219; Mr. Larson, 3,925; Mr. Levin, 32,521; Mr. MacLennan, 925; Ms. McKibben, 1,614; Ms. Reich, 16,314; Ms. Vautrinot, 2,321; and Mr. Zillmer, 8,954. The stock units are Common Stock equivalents which may not be voted or transferred. They are included in the table because in certain circumstances they will be paid in the form of Common Stock within 60 days after a director leaves the Board.

(4)

Beneficial ownership includes 14,385 shares held by or on behalf of family members of certain directors or executive officers; includes 25,802 shares of Mr. Baker, indirectly held in a foundation in which he has no economic interest but has voting authority and/or power of disposition; 72,500 shares of Mr. Baker, 104,665 shares of Mr. Handley, and 6,485 shares of Mr. MacLennan held in trusts over which they or an immediate family member have voting authority and/or power of disposition; 32,993 shares held for executive officers in Company-sponsored employee benefit plans as of the last plan reports; and 3,181,678 shares to which these persons have the right to acquire beneficial ownership within 60 days of March 7, 2017 including, in the case of retirement-eligible officers, options vesting upon retirement from the Company.

(5)

Mr. Larson is the Business Manager of Cascade Investment, L.L.C. (“Cascade”), an entity owned by William H. Gates III, and the chief investment officer for Mr. Gates. As the Business Manager of Cascade,  Mr. Larson has voting and investment power with respect to 28,420,393 shares of Ecolab Common Stock held by Cascade, and as the chief investment officer for Mr. Gates, he has voting and investment power with respect to 4,366,425 shares of Ecolab Common Stock held by the Bill & Melinda Gates Foundation Trust (the “Trust”).  Mr. Larson disclaims beneficial ownership of any shares held by Cascade or the Trust.

ECOLAB - 2017 Proxy Statement	11

CORPORATE GOVERNANCE

CORPORATE GOVERNANCE

Corporate Governance Materials and Code of Conduct

Our Company is managed under the overall direction of our Board of Directors for the benefit of all stockholders. Written materials concerning policies of our Board of Directors, corporate governance principles and corporate ethics practices, including our Code of Conduct as last amended in 2012, are available on our website at http://investor.ecolab.com/ corporate-governance/code-of-conduct.

We intend to promptly disclose on our website should there be any amendments to, or waivers by the Board of Directors of, the Code of Conduct.

Board Structure

Under our Corporate Governance Principles, the preferable size of the Board is between 11 and 15 members, in order to facilitate effective discussion and decision-making, adequate staffing of Board Committees, and a desired mix of diversified experience and background. Our Board of Directors currently consists of 15 members. Messrs. Grundhofer and Levin will be retiring from the Board as of the 2017 Annual Meeting of Stockholders. As described on page 22 under Proposal 1: Election of Directors, 13 nominees, if elected, will serve a one-year term ending as of the 2018 Annual Meeting expected to be held on May 3, 2018.

Board Leadership Structure

Our Board of Directors is led by Douglas M. Baker, Jr., our Chairman, who is also our Chief Executive Officer. Mr. Baker has served as our Chief Executive Officer and as a director since 2004, and he was elected Chairman in 2006.

As stated in our Corporate Governance Principles, the Board believes that it is best not to have a fixed policy on whether the offices of Chairman and Chief Executive Officer are to be held by one person or two. In May 2016, the Board determined that its current board leadership structure remains appropriate and best serves the interests of stockholders at this time. In making that annual determination, the Board considered numerous factors, including the benefits to the decision-making process with a leader who is both Chairman and Chief Executive Officer; the significant operating experience and qualifications of Mr. Baker; the importance of deep Ecolab knowledge in exercising business judgment in leading the Board; the size and complexity of our business; the significant business experience and tenure of our directors; and the qualifications and role of our Lead Director.

In accordance with our Corporate Governance Principles, the independent directors, after recommendation of the Governance Committee, re-appointed Jerry W. Levin as Lead Director in May 2016. Mr. Levin has extensive public company board experience. Mr. Levin also is independent and is the Board’s longest-serving director, with 24 years of service, so he has considerable knowledge of our business. Specific responsibilities of the Lead Director, as enumerated in our Corporate Governance Principles, include:

•	presiding over meetings of the board at which the Chairman is not present, including executive sessions of the independent directors;
•	acting as a liaison between the Chairman and the independent directors;
•	reviewing and approving information sent to the Board;
•	reviewing and approving meeting agendas for the Board;
•	reviewing and approving meeting schedules to assure that there is sufficient time for discussion of all agenda items;
•	at the discretion of the Lead Director, calling meetings of the independent directors; and
•	if requested by significant stockholders, ensuring that he or she is available for consultation and direct communication.

Mr. Baker works closely with Mr. Levin to ensure the smooth and effective operation of the Board.

12	ECOLAB - 2017 Proxy Statement

CORPORATE GOVERNANCE

Board’s Role in Risk Oversight

The Board of Directors, in exercising its overall responsibility to direct the business and affairs of the Company, has established various processes and procedures with respect to risk management. First, annually as a core agenda item of the full Board, management presents to the Board a comprehensive and detailed risk assessment for the Company after following a vigorous enterprise risk review and analysis. Pursuant to the risk assessment, the Company has categorized the most relevant risks as follows: strategic, operating, reporting and compliance. As part of the annual risk assessment, the Board determines whether any of the Company’s overall risk management processes or control procedures requires modification or enhancement.

Strategic risk, which relates to the Company properly defining and achieving its high-level goals and mission, and operating risk, which relates to the effective and efficient use of resources and pursuit of opportunities, are regularly monitored and managed by the full Board through the Board’s regular and consistent review of the Company’s operating performance and strategic plan. For example, at each of the Board’s six regularly scheduled meetings throughout the year, management provided the Board presentations on the Company’s various business units as well as the Company’s performance as a whole. Agenda items were included for significant developments as appropriate, for example, significant acquisitions, important market developments and management succession. Pursuant to the Board’s established monitoring procedures, Board approval is required for the Company’s strategic plan and annual plan which are reported on by management at each Board meeting. Similarly, significant transactions, such as acquisitions and financings, are brought to the Board for approval.

Reporting risk, which relates to the reliability of the Company’s financial reporting, and compliance risk, which relates to the Company’s compliance with applicable laws and regulations, are primarily overseen by the Audit Committee. The Audit Committee meets at least six times per year and, pursuant to its charter and core agendas, receives input directly from management as well as from the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP, regarding the Company’s financial reporting process, internal controls and public filings. The Committee also receives regular updates from the Company’s General Counsel and the Chief Compliance Officer regarding any Code of Conduct issues or legal compliance concerns and annually receives a summary of all Code of Conduct incidents during the preceding year from the Chief Compliance Officer. See “Board Committees – Audit Committee” on page 14 for further information on how the Audit Committee monitors, and assists the Board of Directors’ oversight of, reporting and compliance risks.

The Company believes that its leadership structure, discussed in detail above, supports the risk oversight function of the Board. While the Company has a combined Chairman of the Board and Chief Executive Officer, our Lead Director has substantial and clearly delineated authority pursuant to our Corporate Governance Principles, strong directors chair the various Board Committees involved in risk oversight, there is open communication between management and directors, and all directors are actively involved in the risk oversight function.

Compensation Risk Analysis

The Compensation Committee has established an annual process and criteria for assessing risk in our compensation programs and has directed management to apply that process and criteria to all compensation plans and practices that have the potential to give rise to behavior that creates risks that are reasonably likely to have a material adverse effect on the Company and to report the results to the Compensation Committee. As part of the process in 2016, the Company took the following steps to complete the assessment: (1) we agreed on a materiality framework for determining which compensation plans and practices to review; (2) we inventoried plans and practices that fell within the materiality framework; (3) we reviewed the identified plans and practices against our evaluation framework established in consultation with the Compensation Committee’s independent compensation consultant, Frederic W. Cook & Co., Inc. (“Cook & Co.”); (4) we identified factors, processes or procedures in place which may mitigate any risks in identified plans and practices; and (5) the Compensation Committee reviewed the results of the analysis with Cook & Co. Our risk assessment revealed that our compensation programs do not create risks that are reasonably likely to have a material adverse effect on the Company. In making this determination, we took into account the compensation mix for our employees as well as various risk control and mitigation features of our programs, including varied and balanced performance targets, review procedures for incentive pay calculations, appropriate incentive payout caps, the Company’s rights to cancel incentive awards for employee misconduct, discretionary authority of the Compensation Committee to reduce award pay-outs, internal controls around customer and distributor pricing and contract terms, our stock ownership guidelines, prohibition on hedging Company stock and our compensation recovery (“clawback”) policy.

ECOLAB - 2017 Proxy Statement	13

CORPORATE GOVERNANCE

Director Attendance

There were seven meetings of the Board of Directors during the year ended December 31, 2016. Each incumbent director attended at least 75% of all Board meetings and meetings held by all Committees on which he or she served. Overall attendance at Board and Committee meetings was 98%. Directors are expected, but are not required, to attend our Annual Meeting of Stockholders. All of the directors then serving who were continuing to serve following the meeting attended last year’s Annual Meeting.

Board Committees

Our By-Laws permit the Board of Directors to designate Committees, each comprised of three or more directors, to assist the Board in carrying out its duties. The Board annually reviews its Committee structure as well as the Charter and composition of each Committee and makes modifications as necessary. The Charters for the Board’s five standing Committees - Audit, Compensation, Finance, Governance and Safety, Health and Environment - were last reviewed and approved by the Board in May 2016. The Charters of each of our Committees are available on our website at www.investor.ecolab.com/corporate-governance. The separately designated standing Audit Committee meets the requirements of Section 3(a)(58)(A) of the Exchange Act. Each of the members of the Audit, Compensation and Governance Committees meet the “independence” and other requirements established by the rules and regulations of the SEC, the Internal Revenue Code of 1986, as amended (the “IRS Code”), the New York Stock Exchange and our Board, as applicable.

•

Audit Committee – The Audit Committee members are Mses. McKibben, Reich (Chair) and Vautrinot and Messrs. Casale (Vice Chair), Chazen and MacLennan. The Committee met six times during 2016. In addition, either the full Audit Committee or the Committee Chair, as representative of the Committee (and at their election the other members of the Audit Committee), discussed the interim financial information contained in each quarterly earnings announcement for the first three calendar quarters of 2016 with our Chief Financial Officer and Controller and with our independent registered public accounting firm, prior to each of our quarterly earnings announcements. The Committee met to discuss the financial information contained in the fourth quarter and full year 2016 earnings announcement prior to dissemination of that press release and it being furnished to the SEC on a Form 8-K in February 2017. The Form 10-K for the year ended December 31, 2016, was also discussed by the Committee at its February 2017 meeting.

The Committee fulfills, and assists the Board of Directors’ oversight of, its responsibilities to monitor: (i) the quality and integrity of our consolidated financial statements and management’s financial control of operations; (ii) the qualifications, independence and performance of the independent accountants; (iii) the role and performance of the internal audit function; (iv) our compliance with legal and regulatory requirements; and (v) our cybersecurity program and related risks. The Committee meets regularly and privately with our management and internal auditors and with our independent registered public accounting firm, PricewaterhouseCoopers LLP.

A report of the Audit Committee is found under the heading “Audit Committee Report” at page 58.

The Board of Directors has determined that each member of the Audit Committee is “independent” and meets the independence and other requirements of Sections 303A.02 and 303A.07(b) of the listing standards of the New York Stock Exchange, and Rule 10A-3 under the Exchange Act, as well as of our Board’s independence policy. The Board has determined that each of Mses. McKibben and Reich and Messrs. Casale, Chazen and MacLennan is an “audit committee financial expert” under the SEC’s rules and should be so designated. Further, the Board has determined, in its business judgment, that each of Mses. McKibben and Reich and Messrs. Casale, Chazen and MacLennan has “accounting and related financial management expertise” and that each member of the Audit Committee is “financially literate” under the New York Stock Exchange’s listing standards.

•

Compensation Committee – The Compensation Committee members are Messrs. Biller, Ettinger, Grundhofer (Chair), Higgins, Levin and Zillmer (Vice Chair). The Committee met five times during 2016. The principal functions of this Committee are to: (i) review and approve or recommend to the Board, as applicable, with respect to the establishment, amendment and administration of any compensation plans, benefits plans, severance arrangements and long-term incentives for directors and any executive officers (including the CEO); (ii) review and approve our overall compensation policy and annual executive salary plan, including CEO compensation; and (iii) administer our director stock option and deferred compensation plans, executive and employee stock incentive plans, stock purchase plans, cash incentive programs and stock retention and ownership guidelines. The Committee may not delegate its primary responsibilities with respect to overseeing executive officer compensation. In accordance with the terms of our 2010 Stock Incentive Plan, the Committee has delegated to the CEO (in his capacity as a director) the authority to grant long-term incentives to employees who are not officers or directors, subject to specified thresholds and applicable law. A report by the Committee is located on page 27 of this Proxy Statement.

14	ECOLAB - 2017 Proxy Statement

CORPORATE GOVERNANCE

To assist the Committee in the design and review of the executive and director compensation programs, the Committee has selected and retained Cook & Co., an independent compensation consulting firm, which reports directly to the Committee. As requested from time to time on behalf of the Committee, Cook & Co. provides the Committee with market data regarding various components of executive and director compensation, reviews the methodology on which compensation is based and designed, and informs the Committee of market trends in executive and director compensation. Cook & Co. performs no services for us other than those performed on behalf of the Committee.

The Committee has considered the independence of Cook & Co. in light of SEC rules and New York Stock Exchange listing standards. In connection with this process, the Committee has reviewed, among other items, a letter from Cook & Co. addressing the independence of Cook & Co. and the members of the consulting team serving the Committee, including the following factors: (i) other services provided to us by Cook & Co.; (ii) fees paid by us as a percentage of Cook & Co.’s total revenue; (iii) policies or procedures of Cook & Co. that are designed to prevent conflicts of interest; (iv) any business or personal relationships between the senior advisor of the consulting team with a member of the Committee; (v) any Ecolab stock owned by the senior advisor; and (vi) any business or personal relationships between our executive officers and the senior advisor. The Committee discussed these considerations and concluded that the work performed by Cook & Co. and its senior advisor involved in the engagement did not raise any conflict of interest.

The Board of Directors has determined that each member of the Compensation Committee meets the independence requirements of the SEC (including Rule 16b-3), the New York Stock Exchange, and Section 162(m) of the IRS Code and of our Board.

•

Finance Committee – The current Finance Committee members are Mses. McKibben and Vautrinot and Messrs. Biller (Chair), Chazen, Grundhofer, and Larson (Vice Chair). The Committee met five times during 2016. The principal functions of this Committee are to review and make recommendations to the Board concerning: (i) management’s financial and tax policies and standards; (ii) our financing requirements, including the evaluation of management’s proposals concerning funding to meet such requirements; (iii) share repurchases and dividends; (iv) our capital expenditure budget; (v) adequacy of insurance coverage; and (vi) our use of derivatives to limit financial risk. The Committee also evaluates specific acquisition, divestiture and capital expenditure projects from a financial standpoint and reviews the financial impact of our significant retirement plans.

•

Governance Committee – The Governance Committee members are Ms. Beck and Messrs. Casale, Higgins (Vice Chair), Levin (Chair), MacLennan and Zillmer. The Committee met four times during 2016. Certain functions of the Governance Committee are described starting on page 8 of this Proxy Statement under the heading “Director Nomination Process.” In addition, the principal functions of this Committee include: (i) lead the annual review of Board performance and effectiveness; (ii) review the Board’s organizational structure and operations (including appointing a lead director for executive sessions of non-management directors) and its relationship to senior management; (iii) review issues of senior management succession; (iv) lead the annual Chief Executive Officer performance review and oversee the evaluation process for senior management; (v) review Certificate of Incorporation, By-Law or stockholder rights plan issues or changes in fundamental corporate charter provisions; (vi) review various corporate governance matters (including any necessary modifications to the Corporate Governance Principles); (vii) review and recommend to the Board with respect to director independence determinations and review, approve or ratify reportable related-person transactions; (viii) receive reports from management with regard to relevant social responsibility issues and report to the Board as appropriate; (ix) review our Company’s efforts to achieve its affirmative action and diversity goals; (x) review director orientation, training and continuing education; (xi) review our political contributions policy as well as our corporate contributions; and (xii) undertake special projects which do not fall within the jurisdiction of other committees of the Board.

The Board of Directors has determined that each member of the Governance Committee meets the “independence” requirements of the SEC, the New York Stock Exchange and of our Board.

•

Safety, Health and Environment Committee – The members of the Safety, Health and Environment Committee are Mses. Beck (Chair) and Reich and Messrs. Baker, Ettinger (Chair) and Larson. The Committee met four times during 2016. This Committee monitors compliance with applicable safety, health and environmental (“SHE”) laws and regulations. The principle functions of this Committee include: (i) review SHE policies, programs and practices, SHE risks, SHE statistics, pending SHE matters, security risks and industry best practices; (ii) review regulatory, environmental and health and safety trends, issues and concerns which affect or could affect Ecolab’s SHE practices; (iii) review the implementation of Ecolab’s SHE practices and related compliance with applicable policies; and (iv) review Ecolab’s Sustainability Report.

ECOLAB - 2017 Proxy Statement	15

CORPORATE GOVERNANCE

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is comprised of six non-employee, independent directors: Messrs. Biller, Ettinger, Grundhofer (Chair), Higgins, Levin and Zillmer (Vice Chair). No member of the Compensation Committee is or was formerly an officer or an employee of the Company or had any related person transaction required to be disclosed in which the Company was a participant during the last fiscal year. In addition, no executive officer of the Company serves on the compensation committee or board of directors of a company for which any of the Company’s directors serves as an executive officer.

RELATED-PERSON TRANSACTIONS

The Governance Committee of the Board of Directors is responsible for reviewing, approving or ratifying transactions in excess of $120,000 with the Company’s executive officers or directors, including their immediate family members, or any greater than 5% stockholder known to us. Our practices and procedures for identifying transactions with related persons are located in the charter of the Governance Committee. The Governance Committee considers the related person’s relationship to the Company and interest in the transaction; the material facts of the transaction, including the proposed aggregate value of such transaction; the benefits to the Company of the proposed related-person transaction; if applicable, the availability of other sources of comparable products or services; an assessment of whether the proposed related-person transaction is on terms that are comparable to the terms available to an unrelated third party or to employees; and such other factors and information as the Governance Committee may deem appropriate. The Governance Committee determined that there were no such transactions with related persons during 2016, nor any currently anticipated transactions.

16	ECOLAB - 2017 Proxy Statement

DIRECTOR COMPENSATION FOR 2016

DIRECTOR COMPENSATION FOR 2016

Director Compensation Table

The following table summarizes the compensation that our non-employee directors received during 2016.

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Option Awards(3) ($)	All Other Compensation ($)	Total ($)
Barbara J. Beck	114,848	100,000	54,280		269,128
Leslie S. Biller	120,000	100,000	54,280		274,280
Carl M. Casale	115,000	100,000	54,280		269,280
Stephen I. Chazen	115,000	100,000	54,280		269,280
Jeffrey M. Ettinger	105,000	100,000	54,280		259,280
Jerry A. Grundhofer	125,000	100,000	54,280		279,280
Arthur J. Higgins	105,000	100,000	54,280		259,280
Joel W. Johnson(4)	42,938	34,350	0	5,000	82,288
Michael Larson	105,000	100,000	54,280		259,280
Jerry W. Levin	145,000	100,000	54,280		299,280
Robert L. Lumpkins(4)	44,655	34,350	0	5,000	84,005
David W. MacLennan(5)	115,000	100,000	77,880		292,880
Tracy B. McKibben	115,000	100,000	54,280		269,280
Victoria J. Reich	121,565	100,000	54,280		275,845
Suzanne M. Vautrinot	115,000	100,000	54,280		269,280
John J. Zillmer	105,000	100,000	54,280		259,280
(1)

Represents annual retainer of $105,000 earned during 2016, plus additional fees paid to the Lead Director, the respective Chairs of Board Committees and the members of the Audit Committee; includes retainer and fees, if any, deferred at the election of directors pursuant to the 2001 Non-Employee Director Stock Option and Deferred Compensation Plan (the “2001 Plan”). The features of the 2001 Plan are described in the Summary below. The dollar amount of retainer and fees deferred by applicable directors during 2016 is as follows: Ms. Beck, $114,848; Mr. Chazen, $57,500; Mr. Ettinger, $105,000; Mr. Grundhofer, $125,000; Mr. Higgins, $105,000; Mr. Johnson, $42,938; Mr. Lumpkins, $44,655; and Ms. Reich, $121,565.

(2)

Represents the crediting by the Company of $100,000 (or a pro rata portion thereof) to a deferred stock unit account under the 2001 Plan during 2016, which also represents the full grant date fair value of each stock unit award under FASB ASC Topic 718. The features of the deferred stock unit account are described under the Summary below. The aggregate number of stock units held by each non-employee director is set forth under footnote (3) to the “Security Ownership – Executive Officers and Directors” table at page 11.

(3)

Represents the full grant date fair value of each option award, computed in accordance with FASB ASC Topic 718. The value has been determined by application of the lattice (binomial)-pricing model, based upon the terms of the option grant to directors. Director stock options granted in May 2016 to directors have a ten-year contractual exercise term and vest 25% at the end of each three-month period following the date of grant. Key assumptions include: risk-free rate of return, expected life of the option, expected stock price volatility and expected dividend yield. The specific assumptions used in the valuation of these options are summarized in the table below:

Grant Date	Risk Free Rate	Expected Life	Expected Volatility	Expected Dividend Yield
05/05/2016	1.38%	6.13 years	22.84%	1.22%

As of December 31, 2016, the aggregate number of stock options held by each director named in the table above is as follows: Ms. Beck, 32,800; Mr. Biller, 36,300; Mr. Casale, 7,900; Mr. Chazen, 10,100; Mr. Ettinger, 4,500; Mr. Grundhofer, 18,100; Mr. Higgins, 22,600; Mr. Johnson, 34,000; Mr. Larson, 14,600; Mr. Levin, 6,900; Mr. Lumpkins, 34,000; Mr. MacLennan, 3,300; Ms. McKibben, 4,900; Ms. Reich, 24,800; Ms. Vautrinot, 7,400; and Mr. Zillmer, 36,300.

(4)

Messrs. Johnson and Lumpkins retired from the Board effective May 2016, and each received a pro-rated portion of compensation for 2016. In connection with their retirement, the Company agreed to permit Messrs. Johnson and Lumpkins to direct charitable contributions by the Ecolab Foundation in the amount of $5,000 each.

(5)

Mr. MacLennan received an initial stock option grant in May 2016 valued at $23,600 under FASB ASC Topic 718 to reflect his prorated service commencing in December 2015, as well as his periodic stock option grant valued at $54,280.

ECOLAB - 2017 Proxy Statement	17

DIRECTOR COMPENSATION FOR 2016

Summary

During 2016, members of the Board of Directors who are not employees of the Company were entitled to receive base annual compensation valued at $260,000 as follows:

•	An annual retainer of $105,000;
•	$100,000 annually in the form of stock units (which are described below); and
•	Stock options having a grant date fair value of approximately $55,000.

We also paid the following supplemental retainers to the Lead Director, committee chairs and members of the Audit Committee:

Director Role	Amount ($)
Lead Director	25,000
Audit Committee Chair	20,000
Compensation Committee Chair	20,000
Finance Committee Chair	15,000
Governance Committee Chair	15,000
Safety, Health and Environment Committee Chair	15,000
Audit Committee Member	10,000

The base annual compensation of $260,000 per year, excluding committee retainers, is within the median range of our competitive market. For director compensation, we define our competitive market as a group of 20 comparison companies for compensation benchmarking and the median range as within 10% of the median for total annual director compensation. The companies comprising our comparison group are the same as the executive compensation comparison group and are set forth under the heading “Compensation Benchmarking” found under the Compensation Discussion and Analysis of this Proxy Statement at page 33.

All reasonable travel, telephone and other expenses incurred by directors on behalf of Ecolab were reimbursed.

The features of the 2001 Plan are as follows:

•

Non-employee directors may elect to defer some, or all, of the cash portion of their annual retainer and additional fees in a cash account or a deferred stock unit account until cessation of Board service. Amounts deferred in the cash account earn interest at market rates and amounts deferred in the stock unit account are credited with dividend equivalents. Upon cessation of Board service, deferred amounts are paid in a lump sum or in equal installments to a maximum of ten years as elected by the director, with payments from the interest-bearing account made in cash and payments from the stock unit account made in shares of our Common Stock.

•

Director stock option grants are made on the date of the Annual Meeting of Stockholders and have an exercise price which is the average of the high and low market price on the date of grant. We believe that the use of the average of the high and low market price on the date of the grant removes same-day stock volatility. Director stock options vest 25% at the end of each three-month period following the grant date and will terminate 10 years after the grant date. If a non-employee director ceases to serve as a director of the Company for any reason, then each of his or her stock options will, to the extent it was already exercisable, remain exercisable for the shorter of the remaining term of the stock option or five years after the date service as a director ceased. The stock options granted to directors under the 2001 Plan may be transferred to defined family members or legal entities established for their benefit. We do not have a program, plan or practice to time stock option grants to directors in coordination with the release of material non-public information.

•	The 2001 Plan is the only plan or arrangement under which share-based compensation is provided to our non-employee directors.
•

Pursuant to an amendment approved by our stockholders on May 5, 2016, the aggregate grant date fair value of 2001 Plan awards denominated in shares that may be made to any non-employee director of the Company during any calendar year may not exceed $800,000, excluding such awards made at the election of a director to defer the receipt of cash compensation otherwise payable for services as a director.

18	ECOLAB - 2017 Proxy Statement

DIRECTOR COMPENSATION FOR 2016

Stock Retention and Ownership Guidelines

We have in place stock retention and ownership guidelines to encourage our directors to accumulate a significant ownership stake so they are vested in maximizing long-term stockholder returns. Our guidelines provide that our directors own Company stock with a market value of at least five times the annual retainer. Until the stock ownership guideline is met, the director is expected to retain 100% of all after-tax profit shares from stock option exercises. For purposes of complying with our guidelines, stock is not considered owned if subject to an unexercised stock option. Shares owned outright, legally or beneficially, by a director or his or her immediate family members residing in the same household and deferred stock units in the director’s deferral plan count towards meeting the guidelines. Our directors may not pledge shares or enter into any risk hedging arrangements with respect to Company stock. Our directors are in compliance with our guidelines by either having achieved the ownership guideline or, if the guideline is not yet achieved, by retaining 100% of all after-tax profit shares from any stock option exercises.

ECOLAB - 2017 Proxy Statement	19

DIRECTOR INDEPENDENCE STANDARDS AND DETERMINATIONS

DIRECTOR INDEPENDENCE STANDARDS AND

DETERMINATIONS

“Independence” Standards

Pursuant to the Board of Directors’ policy, a director is not independent if:

A.	The director is, or has been within the last three years, an employee of the Company, or an immediate family member is, or has been within the last three years, an executive officer, of the Company.
B.

The director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

C.

(A) The director is a current partner or employee of a firm that is the Company’s internal or external auditor; (B) the director has an immediate family member who is a current partner of such a firm; (C) the director has an immediate family member who is a current employee of such a firm and personally works on the Company’s audit; or (D) the director or an immediate family member was within the last three years a partner or employee of such a firm and personally worked on the Company’s audit within that time.

D.

The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee.

E.

The director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

The Board of Directors’ independence policy is also available on our website at www.investor.ecolab.com/corporate-governance/board-of-directors.

“Independence” Determinations

In February 2017, the Governance Committee undertook a review of director independence by examining the nature and magnitude of transactions and relationships during 2016, 2015 and 2014 between each director serving during 2016 or director nominee, as the case may be (or any member of his or her immediate family or the company he or she is employed by and its subsidiaries and affiliates), and Ecolab, its subsidiaries and affiliates. Appropriate scrutiny is given to any situation which could be reasonably considered a material relationship. Both the existence and nature of the relationship are considered. The relationships include, among others, commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships. Ecolab also endeavors to identify, quantify and evaluate ordinary-course commercial transactions between Ecolab and any company that employs a director or director nominee, including subsidiaries and affiliates of the company. In this regard, the Board’s Governance Committee has reviewed the following transactions and determined that the transactions do not exceed the Board’s categorical “independence” standards described above or adversely affect the director or director nominee for “independence” status as the combined impact of the transactions is immaterial to Ecolab and the respective organizations:

•

Until May 2016, Mr. Chazen served as President and Chief Executive Officer of Occidental Petroleum Corporation. During 2016, Ecolab’s sales to Occidental Petroleum and its affiliates were approximately $63 million, or less than 0.63% of Occidental Petroleum’s revenues, and Ecolab’s purchases from Occidental Petroleum and its affiliates were approximately $6 million, or less than 0.06% of Occidental Petroleum’s revenues. Ecolab believes all sales to, and purchases from, Occidental Petroleum were made in the ordinary course, at arm’s length, and at prices and on terms customarily available. Further, Ecolab believes Mr. Chazen had no personal interest in, nor received any personal benefit from, such commercial transactions.

20	ECOLAB - 2017 Proxy Statement

DIRECTOR INDEPENDENCE STANDARDS AND DETERMINATIONS

•

Mr. Ettinger serves as Chairman of the Board of Hormel Foods Corporation and, until October 2016, served as its Chief Executive Officer. During 2016, Ecolab’s sales to Hormel Foods and its affiliates were approximately $11 million, or less than 0.12% of Hormel Foods’ revenues, and Ecolab’s purchases from Hormel Foods and its affiliates were approximately $100 thousand, or approximately 0.001% of Hormel Foods’ revenues. Ecolab believes all sales to, and purchases from, Hormel Foods were made in the ordinary course, at arm’s length, and at prices and on terms customarily available. Further, Ecolab believes Mr. Ettinger had no personal interest in, or received any personal benefit from, such commercial transactions.

•

Mr. Casale serves as President and Chief Executive Officer of CHS, Inc. During 2016, Ecolab’s sales to CHS and its affiliates were approximately $3 million, or less than 0.011% of CHS’s revenues. Ecolab believes all sales to CHS were made in the ordinary course, at arm’s length, and at prices and on terms customarily available. Further, Ecolab believes Mr. Casale had no personal interest in, or received any personal benefit from, such commercial transactions.

•

Mr. MacLennan serves as Chairman and Chief Executive Officer of Cargill, Incorporated. During 2016, Ecolab’s sales to Cargill and its affiliates were approximately $26 million, or less than 0.025% of Cargill’s revenues, and Ecolab’s purchases from Cargill and its affiliates were approximately $6 million, or less than 0.006% of Cargill’s revenues. Ecolab believes all sales to, and purchases from, Cargill were made in the ordinary course, at arm’s length, and at prices and on terms customarily available. Further, Ecolab believes Mr. MacLennan had no personal interest in, or received any personal benefit from, such commercial transactions.

Based on the review of the Governance Committee, the Board of Directors has determined that the following directors or director nominees, as the case may be, including those on the slate of nominees for election to the Board at this year’s Annual Meeting (other than Mr. Baker), are, and have been since January 1, 2016, independent in accordance with the listing standards of the New York Stock Exchange, the rules and regulations of the SEC, applicable law, and the Board’s “independence” policy: Barbara J. Beck, Leslie S. Biller, Carl M. Casale, Stephen I. Chazen, Jeffrey M. Ettinger, Jerry A. Grundhofer, Arthur J. Higgins, Michael Larson, Jerry W. Levin, David W. MacLennan, Tracy B. McKibben, Victoria J. Reich, Suzanne M. Vautrinot and John J. Zillmer.

The Board determined that Douglas M. Baker, Jr. is not “independent,” due to his status as the current Chief Executive Officer.

ECOLAB - 2017 Proxy Statement	21

PROPOSAL 1: ELECTION OF DIRECTORS

PROPOSAL 1: ELECTION OF DIRECTORS

Our Board of Directors currently consists of 15 members. Messrs. Grundhofer and Levin will be retiring from the Board as of the 2017 Annual Meeting. Accordingly, the Board has taken action to reduce the size of the Board to 13 members effective immediately prior to the time of the 2017 Annual Meeting. The 13 nominees, if elected, will serve a one-year term ending as of the 2018 Annual Meeting expected to be held on May 3, 2018.

Pursuant to the recommendation of the Governance Committee, Mses. Beck, McKibben, Reich and Vautrinot and Messrs. Baker, Biller, Casale, Chazen, Ettinger, Higgins, Larson, MacLennan and Zillmer were nominated for election as Directors. The Board of Directors has no reason to believe that any of the named nominees is not available or will not serve if elected.

Board of Directors’ Recommendation – The Board of Directors recommends a vote FOR the election of the 13 nominees named in this Proxy Statement. Unless a contrary choice is specified, proxies solicited by our Board of Directors will be voted FOR each of the nominees named in this Proxy Statement.

The following information with regard to business experience, qualifications and directorships has been furnished by the respective director nominees or obtained from our records.

Nominees for Election to the Board of Directors (Term Ending in May 2018)

DOUGLAS M. BAKER, JR.

Years of Service: 13 Age: 58 Board Committees: Safety, Health and Environment

of Chairman of the Board in May 2006. Mr. Baker relinquished the office of President in December 2011 upon completion of the Nalco merger. Prior to joining Ecolab in 1989, Mr. Baker was employed by The Procter & Gamble Company in various marketing and management positions.

Qualifications

Mr. Baker has more than 25 years of Ecolab marketing, sales and general management experience, including leadership roles in Ecolab’s Institutional, Europe and Kay businesses before becoming Ecolab’s Chief Operating Officer in 2002 and Chief Executive Officer in 2004. He has deep and direct knowledge of Ecolab’s businesses and operations. In addition, his experience at The Procter & Gamble Company included various marketing and management positions, including in the institutional market in which Ecolab operates. As a director of two other public companies, Mr. Baker also has extensive corporate governance experience.

Other directorships held during the past five years

Lead Director of Target Corporation and director of U.S. Bancorp.

Biography

Chairman of the Board and Chief Executive Officer of Ecolab. Director of Ecolab since 2004. Member of the Safety, Health and Environment Committee.

Since joining Ecolab in 1989, Mr. Baker has held various leadership positions within our Institutional, Europe and Kay operations. Mr. Baker was named Ecolab’s President and Chief Operating Officer in August 2002, was promoted to President and Chief Executive Officer in July 2004, and added the position

BARBARA J. BECK

Years of Service: 9 Age: 56 Board Committees: Safety, Health and Environment Governance

France), the Middle East and Africa. She previously served as Executive Vice President of Manpower’s U.S. and Canada business unit from 2002 to 2005. Prior to joining Manpower, Ms. Beck was an executive of Sprint, a global communications company, serving in various operating and leadership roles for 15 years.

Qualifications

Ms. Beck has extensive North American and European general management and operational experience, including as a current CEO, allowing her to contribute to Ecolab’s strategic vision particularly as it relates to Europe, the Middle East and Africa. With her Manpower knowledge of the impact of labor market trends on global and local economies combined with her knowledge of employment services, which tends to be a leading economic indicator, she provides timely insight into near-term projections of general economic activity. As an executive at Sprint, Ms. Beck obtained experience in the information technology field which is relevant to Ecolab’s development of its ERP systems as well as field automation tools.

Other directorships held during the past five years

None.

Biography

Chief Executive Officer, Learning Care Group, Inc., a leading for-profit early education/child care provider in North America. Director of Ecolab since 2008. Chair of the Safety, Health and Environment Committee and member of the Governance Committee.

Prior to joining Learning Care Group in 2011 as Chief Executive Officer, Ms. Beck spent nine years as an executive of Manpower Inc., a world leader in the employment services industry. From 2006 to 2011, Ms. Beck was President of Manpower’s EMEA operations, overseeing Europe (excluding

22	ECOLAB - 2017 Proxy Statement

PROPOSAL 1: ELECTION OF DIRECTORS

LESLIE S. BILLER

Years of Service: 19 Age: 69 Board Committees: Finance Compensation

with Wells Fargo & Company in November 1998. Mr. Biller retired as Vice Chairman and Chief Operating Officer of Wells Fargo & Company in October 2002. He became Chairman of Sterling Financial Corporation in 2010 and served in that capacity until its merger with Umpqua Corporation in April 2014.

Qualifications

Throughout his career in banking, including as Vice Chair and Chief Operating Officer of Wells Fargo, Mr. Biller gained extensive public company senior management and board experience. Having spent a significant part of his career in international assignments in Europe, he is familiar with operating businesses in that region, which allows him to provide advice and guidance relevant to our significant European operations. He has extensive knowledge and experience in banking, treasury and finance, which enables him to provide insight and advice on financing, treasury and enterprise risk management areas. As a chemical engineer, he is familiar with chemicals manufacturing and distribution, which allows him to relate well to our operations.

Other directorships held during the past five years

Formerly a director of Sterling Financial Corporation.

Biography

Chief Executive Officer of Harborview Capital, a private investment and consultive company. Director of Ecolab since 1997. Chair of the Finance Committee and member of the Compensation Committee.

After holding various positions with Citicorp and Bank of America, Mr. Biller joined Norwest Corporation in 1987 as Executive Vice President in charge of strategic planning and acquisitions for Norwest Banking. He was appointed Executive Vice President in charge of South Central Community Banking in 1990. Mr. Biller served as President and Chief Operating Officer of Norwest Corporation from February 1997 until its merger

CARL M. CASALE

Years of Service: 3 Age: 55 Board Committees: Audit Governance

sales, strategy, marketing and technology-related positions before being named Chief Financial Officer in 2009.

Qualifications

As Chief Executive Officer of CHS, Mr. Casale has experience running a large diverse organization, which includes a significant energy business. In addition to his extensive industry experience, through his more than 25-year career at CHS and Monsanto and his experience as a director of other public companies, Mr. Casale possesses knowledge and experience in finance, international operations, sales, corporate management, strategy, public company governance and board practices. Mr. Casale is also familiar with our water and energy businesses, having served as a director of Nalco Holding Company from 2009 until Ecolab’s acquisition of Nalco in 2011.

Other directorships held during the past five years

None.

Biography

President and Chief Executive Officer of CHS Inc., a leading integrated agricultural company. Director of Ecolab since 2013. Member of the Audit and Governance Committees.

Mr. Casale joined CHS as President and Chief Executive Officer in 2011. Previously he spent 26 years with Monsanto Company, advancing through

STEPHEN I. CHAZEN

Years of Service: 4 Age: 70 Board Committees: Audit Finance

2007. Prior to joining Occidental in 1994, Mr. Chazen was a Managing Director in Corporate Finance and Mergers and Acquisitions at Merrill Lynch.

Qualifications

With more than 20 years of senior management experience with a major oil and gas company, Mr. Chazen has significant direct experience in the energy sector, one of Ecolab’s most significant end markets. As Chief Executive Officer of Occidental, Mr. Chazen is intimately familiar with the competitive landscape and trends within the energy sector as well as the regulatory framework. In addition to his important industry experience, through his more than 30-year career at Occidental and Merrill Lynch and his experience as a director of other public companies, Mr. Chazen possesses knowledge and experience in corporate management, strategy, mergers and acquisitions, public company governance and board practices.

Other directorships held during the past five years

Director of Occidental Petroleum Corporation and The Williams Companies, Inc.

Biography

Retired Chief Executive Officer of Occidental Petroleum Corporation, an oil, natural gas and chemicals producer. Director of Ecolab since 2013. Member of the Audit and Finance Committees.

From 2011 to 2016 Mr. Chazen was Chief Executive Officer of Occidental Petroleum Corporation. He served as Occidental’s President from 2007 to 2015, as President and Chief Operating Officer from 2010 to 2011 and as President and Chief Financial Officer from 2007 to 2010. He was Executive Vice President- Corporate Development and Chief Financial Officer from 1999 to

ECOLAB - 2017 Proxy Statement	23

PROPOSAL 1: ELECTION OF DIRECTORS

JEFFREY M. ETTINGER

Years of Service: 2 Age: 58 Board Committees: Compensation Safety, Health and Environment

Prior to being named President of Hormel Foods Corporation, Mr. Ettinger served as President of Jennie-O Turkey Store, the largest subsidiary of Hormel Foods, and in various other positions including Treasurer, Product Manager for Hormel®  chili products, and corporate and senior attorney.

Qualifications

With more than 25 years of experience with Hormel Foods, a public food products company with global operations, Mr. Ettinger brings directly relevant operational experience in one of Ecolab’s major end-markets. As Chairman and Chief Executive Officer of a Fortune 500 public company with global operations, Mr. Ettinger possesses executive leadership attributes and provides relevant insight and guidance with respect to numerous issues important to Ecolab, including public company governance, mergers and acquisitions and regulatory matters.

Other directorships held during the past five years

Director of Hormel Foods Corporation and The Toro Company.

Biography Mr. Ettinger joined Hormel Foods Corporation in 1989. He served as Chief Executive Officer from 2006 to 2016 and as President from 2004 to 2015.

ARTHUR J. HIGGINS

Years of Service: 7 Age: 61 Board Committees: Governance Compensation

Research and Manufacturers of America (PhRMA), of the Council of the International Federation of Pharmaceutical Manufacturers and Associations (IFPMA) and President of the European Federation of Pharmaceutical Industries and Associations (EFPIA).

Qualifications

Mr. Higgins has extensive leadership experience in the global healthcare market. Through leadership positions with large healthcare developers and manufacturers in both the United States and Europe, Mr. Higgins has gained deep knowledge of the healthcare market and the strategies for developing and marketing products in this highly regulated area. This knowledge and industry background allows him to provide valuable insight to Ecolab’s growing Healthcare business, which is developing in both the U.S. and Europe. In addition, his global perspective from years of operating global businesses and his background in working with high growth companies fits well with Ecolab’s ambitions for global growth and provide him experiences from which to draw to advise Ecolab on strategies for sustainable growth. In his role as Chief Executive Officer of Bayer HealthCare, he gained significant exposure to enterprise risk management as well as quality and operating risk management necessary in a highly regulated industry such as healthcare.

Other directorships held during the past five years

Director of Endo International plc and Zimmer Biomet Holdings, Inc. Formerly a director of Resverlogix Corp.

Biography

Consultant, Blackstone Healthcare Partners of The Blackstone Group. Director of Ecolab since 2010. Vice Chair of the Governance Committee and member of the Compensation Committee.

Prior to joining The Blackstone Group in 2010, Mr. Higgins served as Chairman of the Board of Management of Bayer HealthCare AG, a developer and manufacturer of human and animal health products, and Chairman of the Bayer HealthCare Executive Committee. Prior to joining Bayer HealthCare in 2004, Mr. Higgins served as Chairman, President and Chief Executive Officer of Enzon Pharmaceuticals, Inc. from 2001 to 2004. Prior to joining Enzon Pharmaceuticals, Mr. Higgins spent 14 years with Abbott Laboratories, most recently as President of the Pharmaceutical Products Division from 1998 to 2001. He is a past member of the Board  of Directors of the Pharmaceutical

MICHAEL LARSON

Years of Service: 5 Age: 57 Board Committees: Finance Safety, Health and Environment

Gates’ non-Microsoft investments as well as the investment assets of the Bill & Melinda Gates Foundation Trust. Previously, Mr. Larson was at Harris Investment Management, Putnam Management Company and ARCO.

Qualifications

With more than 30 years of portfolio management experience, Mr. Larson has deep investment expertise and broad understanding of the capital markets, business cycles and capital efficiency and allocation practices. He also has served on several other public company boards providing him relevant corporate governance experience. In addition, as a professional investor and as the investment officer of Ecolab’s largest shareholder, Mr. Larson brings a long-term shareholder perspective to the Board.

Other directorships held during the past five years

Director of AutoNation, Inc., Republic Services, Inc. and Fomento Mexicano Economico, S.A.B. de C.V. In addition, he is Chairman of the Board of Trustees of two funds in the Western Asset Management fund complex. Formerly a director of Pan American Silver Corp. and Grupo Televisa, S.A.B.

Biography

Chief investment officer to William H. Gates III. Director of Ecolab since 2012. Vice Chair of the Finance Committee and member of the Safety, Health and Environment Committee.

Mr. Larson has been chief investment officer for Mr. Gates and the Business Manager of Cascade Investment, L.L.C., since 1994. He is responsible for Mr.

24	ECOLAB - 2017 Proxy Statement

PROPOSAL 1: ELECTION OF DIRECTORS

DAVID W. MACLENNAN

Years of Service: 2 Age: 57 Board Committees: Audit Governance

He has been Cargill’s Chief Executive Officer since 2013, and he held the offices of Chief Operating Officer and President from 2011 until his appointment as Chief Executive Officer. Prior to these roles, Mr. MacLennan held several positions with Cargill, including Chief Financial Officer, President of Cargill Energy and Managing Director of the Value Investment Group. He has also held various management positions with US Bancorp Piper Jaffray and Goldberg Securities.

Qualifications

With more than 25 years of leadership experience at Cargill, Mr. MacLennan has developed significant leadership and strategic planning skills, as well as extensive knowledge and insight in corporate governance, risk management, financial management and global business practices.

Other directorships held during the past five years

Formerly a director and Governance Committee chair of C.H. Robinson Worldwide, Inc.

Biography

Chairman and Chief Executive Officer of Cargill, Incorporated. Director of Ecolab since 2015. Member of the Audit and Governance Committees.

In September 2015, Mr. MacLennan became Chairman of the Board of Cargill, Incorporated, a privately held company and world-leading producer and marketer of food, agricultural, financial, and industrial products and services.

TRACY B. MCKIBBEN

Years of Service: 2 Age: 47 Board Committees: Audit Finance

Director of European Economic Affairs and EU Relations and as Acting Senior Director for European Affairs. Before joining the National Security Council, she served in various senior advisory roles in the U.S. Department of Commerce from March 2001 to July 2003.

Qualifications

Ms. McKibben has more than 15 years of experience in the energy sector, with a focus on alternative energy, water and infrastructure. In this role and in her prior role at Citigroup, Ms. McKibben developed considerable strategic and financial experience advising energy companies and multinational corporations on strategic investments, M&A, and energy policy. In addition to her experience in the energy and financial sectors, Ms. McKibben has gained extensive public sector and international experience working at the U.S. Department of Commerce and within the National Security Council at The White House where she advised the President of the United States, Cabinet Secretaries and other senior officials on political, security, commercial and international trade issues.

Other directorships held during the past five years

Director of GlassBridge Enterprises, Inc. Formerly a director of ROI Acquisition Corp. II.

Biography

Founder and Chief Executive Officer of MAC Energy Advisors, LLC, an investment consulting company that  provides integrated and innovative energy solutions to help clients utilize capital strategically around the globe. Director of Ecolab since 2015. Member of the Audit and Finance Committees.

Ms. McKibben has been the head of MAC Energy Advisors since its founding in 2010. From September 2007 to August 2009, she served as Managing Director and Head of Environmental Banking Strategy at Citigroup Global Markets. Prior to joining Citigroup, Ms. McKibben served in the National Security Council at the White House from July 2003 to August 2007 as

VICTORIA J. REICH

Years of Service: 7 Age: 59 Board Committees: Audit Safety, Health and Environment

Brunswick European Group, and previously as Senior Vice President and Chief Financial Officer. Before joining Brunswick, Ms. Reich was employed for 17 years at General Electric Company in various financial management positions.

Qualifications

As a former Chief Financial Officer of a public company, Ms. Reich possesses relevant financial leadership experience with respect to all financial management disciplines relevant to Ecolab, including public reporting, strategic planning, treasury, IT and financial analysis. Her financial management background at Essendant, Brunswick and General Electric, combined with her experience in European general management at Brunswick, enables her to provide strategic input as well as financial discipline. Essendant operates a cleaning supplies distribution business which provided Ms. Reich familiarity with the institutional market, one of our largest end-markets.

Other directorships held during the past five years

Director of H&R Block, Inc. and Ingredion Incorporated.

Biography

Former Senior Vice President and Chief Financial Officer of Essendant Inc. (formerly United Stationers Inc.), a broad line wholesale distributor of business products. Director of Ecolab since 2009. Chair of the Audit Committee and member of the Safety, Health and Environment Committee.

From 2007 to 2011 Ms. Reich was Senior Vice President and Chief Financial Officer of Essendant  Inc. Prior to joining Essendant, Ms. Reich spent ten years as an executive with Brunswick Corporation, last serving as President -

ECOLAB - 2017 Proxy Statement	25

PROPOSAL 1: ELECTION OF DIRECTORS

SUZANNE M. VAUTRINOT

Years of Service: 3 Age: 57 Board Committees: Audit Finance

Air Forces Cyber, where she was responsible for cyber defense operations. Prior to that, General Vautrinot was the Director of Plans and Policy, U.S. Cyber Command and the Special Assistant to the Vice Chief of Staff of the U.S. Air Force. On multiple occasions, she was selected by military leaders and White House officials to spearhead high-profile engagements. General Vautrinot is the recipient of the Symantec Cyber Award, Women in Aerospace Leadership Award, Air Force Association’s Aerospace Citation of Honor and the Presidential Award for Training. During her career, she has also been awarded numerous medals and commendations, including the Distinguished Service Medal.

Qualifications

General Vautrinot brings a unique perspective to the Board with her 31-year military career. Having led large and complex organizations, she provides insights into the challenges facing large global organizations. As an expert in cyber security, she can advise Ecolab on appropriate protections for its networks. In addition, General Vautrinot has significant experience in strategic planning, organizational design and change management, which allows her to provide advice and insight to Ecolab as its business grows and develops.

Other directorships held during the past five years

Director of Symantec Corporation and Wells Fargo & Company.

Biography

President, Kilovolt Consulting Inc. Retired Major General of the U.S. Air Force. Director of Ecolab since 2014. Member of the Audit and Finance Committees.

General Vautrinot retired from the Air Force in 2013. During her 31-year career in the Air Force, she served in various assignments, including cyber operations, plans and policy, strategic security, space operations and staff work. General Vautrinot commanded at the squadron, group, wing and numbered Air Force levels, as well as the Air Force Recruiting Service. She has served on the Joint Staff, the staffs at major command headquarters and Air Force headquarters. From 2011 to 2013, she was Commander, 24th Air Force and Commander,

JOHN J. ZILLMER

Years of Service: 11 Age: 61 Board Committees: Compensation Governance

industry, most recently as Executive Vice President of ARAMARK Corporation, a provider of food, uniform and support services. During his eighteen-year career with ARAMARK, Mr. Zillmer served as President of ARAMARK’s Business Services division, the International division and the Food and Support Services group. Prior to joining ARAMARK, Mr. Zillmer was employed by Szabo Food Services until Szabo was acquired by ARAMARK in 1986.

Qualifications

As the former Chief Executive Officer of Univar and previously Allied Waste, Mr. Zillmer has experience leading both public and large private companies. With Univar, he became intimately familiar with the chemical market, including with respect to chemicals that Ecolab uses to manufacture its products. He also has extensive knowledge of the environmental aspects of chemicals manufacturing and distribution. His experience leading various ARAMARK operations has given him deep knowledge of the institutional market, particularly the contract catering segment, which is a large market for Ecolab. His roles on the boards of Reynolds American, Allied Waste and United Stationers have provided him with significant public company board experience.

Other directorships held during the past five years

Director of Reynolds American Inc., Veritiv Corp., Performance Food Group Company and CSX Corporation.

Biography

Retired President and Chief Executive Officer of Univar Inc., a global distributor of industrial chemicals and related specialty services. Director of Ecolab since 2006. Vice Chair of the Compensation Committee and member of the Governance Committee.

Mr. Zillmer joined Univar in 2009 as President and Chief Executive Officer. In 2012, he stepped down as President and CEO and became Executive Chairman until December 2012 when he retired from Univar. Prior to joining Univar, Mr. Zillmer served as Chairman and Chief Executive Officer of Allied Waste Industries, a solid waste management business, from 2005 until the merger of Allied Waste with Republic Services, Inc. in December 2008. Before Allied Waste, Mr. Zillmer spent 30 years in the managed services

26	ECOLAB - 2017 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the following Compensation Discussion and Analysis of the Company with management. Based on their review and discussion, the Compensation Committee recommended to the Board of Directors, and the Board has approved, the inclusion of the Compensation Discussion and Analysis in both the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, and the Company’s Proxy Statement for the Annual Meeting of Stockholders to be held May 4, 2017.

Dated: February 24, 2017	Leslie S. Biller	Arthur J. Higgins
	Jeffrey M. Ettinger	Jerry W. Levin
	Jerry A. Grundhofer	John J. Zillmer

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) provides information about the principles underlying our executive compensation programs and the key executive compensation decisions that were made for the fiscal year ended December 31, 2016 (“2016”), including the most important factors relevant to those decisions. This CD&A is intended to provide additional context and background for the compensation earned by and awarded to the following named executive officers (“NEOs”) for 2016 as reported in the Summary Compensation Table which follows this discussion:

Douglas M. Baker, Jr.	Chairman of the Board and Chief Executive Officer
Daniel J. Schmechel	Chief Financial Officer
Thomas W. Handley	President and Chief Operating Officer
Michael A. Hickey	Executive Vice President and President – Global Institutional
Christophe Beck	Executive Vice President and President – Global Water and Process Services

The Company’s compensation programs enable us to attract and retain the leadership talent that is necessary to successfully manage our strong earnings growth and return on invested capital objectives, while balancing necessary investment in the businesses in order to achieve attractive, long-term shareholder returns. Our corporate short-term and long-term incentive plan performance measures are aligned with this strategy by utilizing growth in adjusted diluted earnings per share (hereinafter, “adjusted EPS,” unless the context otherwise requires) and adjusted return on invested capital (hereinafter, “adjusted ROIC,” unless the context otherwise requires), both as defined later in this CD&A. At the business unit level, we also incorporate business unit sales and operating income performance measures.

Executive Summary

Business Environment

The Company continued to work aggressively through 2016’s difficult environment, where lackluster global economies, significantly unfavorable foreign currency translation and continued depressed energy market activities presented multiple headwinds to our growth. The Company achieved good adjusted earnings per share growth before the impact of currency translation as the Global Institutional, Global Industrial and Other segments once again showed solid fixed currency organic sales growth and margin expansion. These performances offset challenging results in our Global Energy segment, which continued to outperform very challenging industry trends.

ECOLAB - 2017 Proxy Statement	27

COMPENSATION DISCUSSION AND ANALYSIS

The charts below illustrate our 1-year adjusted EPS growth and 1-year TSR, in each case compared to the S&P 500 and our comparison companies:

5%
0%
-5%
-4%
0%
2%
Comparison Companies Median
ECL Adjusted Diluted EPS
S&P 500 Adjusted Diluted EPS
1-Year Adjusted Diluted EPS Growth

*  Adjusted Diluted EPS is a non-GAAP financial measure that is defined and reconciled to Diluted EPS (as reported in our financial statements) in the section at page 35 entitled “Adjustments to Reported Financial Results.”

**Diluted EPS at the comparison companies represents amounts excluding extraordinary items standardized in accordance with GAAP.

Our Company remains committed to driving attractive sales and adjusted EPS growth as well as continuing to make the right investments to deliver superior shareholder returns for years to come.

Compensation Actions

We took the following actions with respect to our NEOs in 2016:

Compensation Element	2016 NEO Compensation Action
Base salaries	•	With respect to NEOs who were employed by us in 2015 and 2016, base salaries increased between 3.3% and 14.3% and on average 7.6% versus 2015 excluding promotions
Annual cash incentives	•	Annual cash incentive bonus payouts were between 91% and 111% of target, and averaged 98% of target
	•	Annual cash incentive bonus payout for our CEO was at 95% of target
Long-term incentives	•

Long-term equity incentive awards, consisting of stock options and performance-based restricted stock units (“PBRSUs”), were granted in the same proportion as prior years and were within the median range of our size-adjusted competitive market for each NEO

	•	For the 2014 to 2016 PBRSU grant cycle, average award payouts were at 100% of target award opportunities

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COMPENSATION DISCUSSION AND ANALYSIS

The charts below illustrate our Company’s actual performance relative to our pre-established performance goals as well as our actual award payouts as a percentage of target award opportunities for the annual cash and long-term incentive plans:

*  The achievement of adjusted EPS of $4.37 per share actually aligned with a payout of 98% of target under the annual cash incentive plan.  The payout was reduced to 95% of target which aligned with adjusted EPS of $4.36 per share. See “Annual Cash Incentives – Performance Goals and Achievement – Corporate”, starting on page 36 for a further discussion of the adjustment.

*Adjusted ROIC is a non-GAAP financial measure that is described in the section starting on page 35 entitled “Adjustments to Reported Financial Results.”

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COMPENSATION DISCUSSION AND ANALYSIS

Compensation Practices

Our compensation programs encourage executive decision-making that is aligned with the long-term interests of our stockholders. We tie a significant portion of pay to Company performance over a multi-year period. Our Compensation Committee has incorporated the following market-leading governance features into our executive compensation programs:

Compensation Philosophy

We maintain a market median range compensation philosophy for all elements of total direct compensation, with Committee discretion to position our NEOs appropriately relative to that range based on factors such as tenure, past performance, and future potential

Goal Setting Process	We have in place a robust planning process to establish financial and business performance metrics for incentive plans
Performance Measures	We use different performance measures in our short-term and long-term incentive plans
Stock Ownership	We maintain stock ownership guidelines that encourage executives to retain a significant long-term position in our stock and thereby align their interests with the interests of our stockholders
Change in Control

We have implemented a balanced change-in-control severance policy that provides our officers severance at two times the sum of base salary plus annual incentive pay at target following a change in control and termination of employment (a so-called “double-trigger”), with no tax gross-ups

Risk Mitigation

We employ features to mitigate against our executives taking excessive risk in order to maximize pay-outs, including varied and balanced performance targets, discretionary authority of the Compensation Committee to reduce award pay-outs, bonus caps at 200% of target and a Policy on Reimbursement of Incentive Payments (or so-called “clawback” policy)

Problematic Practices	We do not provide or permit “single-trigger” vesting in event of change in control, hedging or pledging of our Company stock, or backdating or repricing of stock option awards
Employment Agreements	We do not maintain employment agreements with any of our NEOs

The Compensation Committee oversees the design and administration of our executive compensation programs according to the processes and procedures discussed in the Corporate Governance section of this Proxy Statement. The Compensation Committee is advised by an independent compensation consultant, Cook & Co.

Pay-Versus-Performance Alignment

We emphasize pay-for-performance and structure our programs to provide incentives for executives to drive business and financial results. We believe that the pay of our executives, particularly our CEO, correlates well with our total shareholder returns; and while our incentive programs help to drive results, they do so without encouraging excessive risk taking that would threaten the long-term growth of our business.

Shareholder Outreach and 2016 Say-on-Pay Results

During 2016, we engaged stockholders holding approximately 50% of our shares concerning a variety of topics, including our executive compensation program. The stockholders did not raise any significant issues with respect to our program. Additionally, at the 2016 Annual Meeting, Ecolab stockholders approved on an advisory basis the compensation of our NEOs disclosed in that year’s proxy statement, with more than 95% of the total votes cast by holders of shares represented at the meeting voting in favor of our executive compensation proposal. The Compensation Committee took this favorable stockholder support into account in deciding to retain the overall structure and philosophy of our compensation plans and programs in 2016.

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COMPENSATION DISCUSSION AND ANALYSIS

Program Elements

The principal elements of our executive compensation programs for 2016 are illustrated below:

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COMPENSATION DISCUSSION AND ANALYSIS

To align pay levels for NEOs with the Company’s performance, our pay mix places the greatest emphasis on performance-based incentives. Approximately 91% of our CEO’s target total direct compensation (salary, target bonus and the grant date fair value of long-term incentive awards), and approximately 78% of the average target total direct compensation of our other NEOs is performance-based, as summarized below, with equity elements depicted in blue and cash elements depicted in gray:

CEO Pay Mix	Average Other Named Executive Officer Pay Mix

Our Analysis

Our analysis indicates that total direct compensation mix for our NEOs on average is generally consistent with the competitive market. The CEO receives a higher proportion of his total direct compensation allocated to performance-based components than non-performance-based components and more allocated to equity-based compensation than cash-based compensation compared to the other NEOs. The higher emphasis on performance-based compensation for the CEO is designed to reward him for driving company performance and creating long-term shareholder value that is a greater responsibility in his position than in the positions of the other NEOs, and is consistent with the competitive market for the CEO position. The level of compensation of our CEO reflects the many responsibilities of serving as CEO of a public company. Accordingly, our CEO’s median range competitive pay levels (including long-term equity awards) reflect his broader scope and greater responsibilities compared to our other NEOs.

Compensation Philosophy

Our executive compensation program is designed to meet the following objectives:

•	Support our corporate vision and long-term financial objectives
•	Communicate the importance of our business results
•	Retain and motivate executives important to our success
•	Reward executives for contributions at a level reflecting our performance

Our executive compensation program as a whole, as well as each element, is designed to be market-competitive in order to attract, motivate and retain our executives in a manner that is in the best interests of our stockholders. Our executive compensation program is further designed to reinforce and complement ethical and sustainable management practices, promote sound risk management and align management interests (such as sustainable long-term growth) with those of our stockholders. We believe that our long-term equity incentive program, which typically accounts for at least half of our

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COMPENSATION DISCUSSION AND ANALYSIS

NEOs’ total annual compensation, is an effective tool in aligning our executives’ interests with those of our stockholders and in incentivizing long-term value creation.

Our philosophy is to position base salary, annual cash incentives, and long-term equity incentives in the median range of our competitive market, adjusted for the Company’s size. We define the median range as within 15% of the median for base salaries and within 20% of the median for annual cash incentive targets and long-term incentive targets. For annual cash incentives, our philosophy generally is to also position them at a level commensurate with the Company’s performance based on adjusted EPS compared to EPS growth in the Standard & Poor’s 500. We position annual cash incentives and long-term incentives to provide lower than median compensation for lower than competitive market performance and higher than median compensation for higher than competitive market performance. This approach provides motivation to executives without incentivizing inappropriate risk-taking to achieve pay-outs, as we believe that the Company’s prospects for growth are generally at least as favorable as the average of the S&P 500.

Our Analysis

For 2016, total direct compensation opportunities for all our NEOs were positioned in the market median range. The Compensation Committee has determined to establish total direct compensation opportunities for our CEO toward the high end of the median range in recognition of his long tenure and sustained exceptional performance.

Compensation Process

For our NEOs, the Compensation Committee reviewed and approved all elements of 2016 compensation, taking into consideration recommendations from our CEO (but not for his own compensation), as well as competitive market guidance and feedback provided by the Compensation Committee’s independent compensation consultant and our human resources staff regarding individual performance, time in position and internal pay comparisons. The Compensation Committee reviewed and approved all elements of 2016 compensation for our CEO, taking into consideration the Board’s performance assessment of the CEO and recommendations, competitive market guidance and feedback from the Compensation Committee’s independent compensation consultant and our human resources staff. Recommendations with respect to the compensation of our CEO are not shared with our CEO.

Compensation Benchmarking

For benchmarking purposes, we define our competitive market for compensation data to be a simple average of median compensation from a 20-company comparison group and size-adjusted median general industry data from third-party surveys in which we participate.

The comparison group is selected by the independent compensation consultant based on input from the Company and the Compensation Committee, and is reviewed and approved annually by the Compensation Committee in the spring of each year. The independent consultant utilizes an objective selection process methodology that consists of the following steps:

•	Focus on companies in the chemicals, oil & gas equipment & services, and industrial conglomerates industry groups
•	Screen for companies with annual revenues of one-fourth to four times the annual revenues of our Company
•	Further screen for companies within a reasonable size range in various other measures such as annual operating income, total assets, total equity, total employees and market capitalization
•	Identify companies that meet several other criteria, such as significant international operations, inclusion in the S&P 500, business-to-business focus, and not highly cyclical

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COMPENSATION DISCUSSION AND ANALYSIS

The chart below summarizes our Company’s percentile ranking versus the 20 companies selected for the comparison group for 2016 based on the above selection criteria:

All financial and market data are taken from Standard & Poor’s Capital IQ

The third‐party general industry surveys used during 2016 were from Aon Hewitt, Willis Towers Watson and Cook & Co. For benchmarking 2016 base salary and annual cash incentive compensation, we used the average of size‐adjusted median compensation data from Aon Hewitt and Towers Watson, as well as median compensation data from the comparison companies. The 2015 Towers Watson CDB Executive Compensation Survey includes 465 organizations that range in revenue from approximately $1 billion to over $46 billion. We also used the 2015 Aon Hewitt TCM Executive Regression Analysis Survey, which includes over 400 organizations that range in revenue from approximately $34 million to $179 billion. For benchmarking long‐term incentives, we used the average of the median compensation data yielded by the comparison companies, the 2016 Willis Towers Watson CDB General Industry Executive Compensation Survey report and the Cook & Co. 2016 Survey of Long‐Term Incentives. The 2016 Willis Towers Watson survey has 484 participants which range in revenue from approximately $1 billion to greater than $42 billion. The Cook & Co. survey has 57 participants which range in revenue from over $5 billion to $179 billion.

Base Salaries

The Compensation Committee reviews base salaries for our NEOs and other executives annually in February effective as of April 1 of the current fiscal year, and increases are based on changes in our competitive market, changes in scope of responsibility, individual performance and time in position. Our philosophy is to pay base salaries that are within the median range of our size-adjusted competitive market. When an executive officer is new to his/her position, his/her initial base salary will likely be at the low end of the median range but, if performance is acceptable, his/her base salary will be increased over several years to arrive at the median.

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COMPENSATION DISCUSSION AND ANALYSIS

Salary Increases

For 2015 and 2016, annualized base salary rates for our NEOs are summarized below:

Name	2015 Annualized Base Salary Rate ($)	2016 Annualized Base Salary Rate ($)	Increase Percentage(1)
Douglas M. Baker, Jr.	1,150,000	1,200,000	4.3%
Daniel J. Schmechel	525,000	600,000	14.3%
Thomas W. Handley	620,000	675,000	8.9%
Michael A. Hickey	515,000	552,500	7.3%
Christophe Beck	535,000	552,500	3.3%
(1)	All increases represent merit increases.

Our Analysis

For 2016, base salaries accounted for approximately 9% of total compensation for the CEO and 22% on average for the four other NEOs. 2016 base salary rates were within the median range for all of our NEOs. In general, the 2016 merit salary increases for our NEOs were in line with the principles used to deliver the Company’s U.S. salary increases broadly.

Adjustments to Reported Financial Results

The Compensation Committee has authority to adjust the reported diluted EPS and ROIC on which incentive compensation payouts are determined in order to eliminate the distorting effect of unusual income or expense items that may occur during a given year that impact year-over-year growth or return percentages.

For purposes of the adjusted EPS performance measure used in our annual cash incentive program, a reconciliation of 2016 diluted EPS as reported to 2016 adjusted diluted EPS is summarized below:

2016 reported diluted EPS	$ 4.14
Adjustments:
Special (gains) and charges	$ 0.21
Discrete tax net expense (benefit)	$ 0.01
Adjusted diluted EPS	$ 4.37

Note: Per-share amounts do not necessarily sum due to rounding. Additional information regarding the composition of the adjustments identified in the table above is contained on pages 31-35 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

Reported diluted earnings per share and adjusted EPS for the years 2012 through 2016 are provided in our 2016 Annual Report. We believe that in this context adjusted EPS is a more meaningful measure of the Company’s underlying business performance than reported diluted earnings per share because it provides greater transparency with respect to our results of operations and that it is more useful for period-to-period comparison of results. In addition, we use adjusted EPS internally to evaluate our performance and in making financial and operational decisions.

For purposes of the measurement of divisional and business unit performance goals and in the determination of payouts to executives under our annual cash incentive program, the revenue and operating income performance measures are recorded at fixed currency rates of foreign exchange and adjusted for special gains and charges, as well as certain other exceptional items, such as the results of certain businesses acquired during the year and certain strategic initiatives. We include within special gains and charges items that we believe can significantly affect the period-over-period assessment of operating results and not necessarily reflect costs and/or income associated with historical trends and future operating results, as more fully identified on pages 31-34 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2016. We use these measures internally to evaluate our performance and in making financial and operational decisions, including with respect to incentive compensation. We believe that our use of these measures provides greater transparency with respect to our results of operations and that these measures are useful for period-to-period comparison of results.

For purposes of the adjusted ROIC performance measure used in our PBRSU program, we define ROIC as the quotient of after-tax operating income divided by the sum of short-term and long-term debt and shareholders’ equity, less cash and cash equivalents. The PBRSU awards provide for adjustment of the ROIC calculation in the event of a large acquisition (such

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COMPENSATION DISCUSSION AND ANALYSIS

as the Nalco and Champion transactions) or other significant transaction or event approved by the Board. Considering the significant impact of purchase accounting and special gains and charges related to the Nalco and Champion transactions on the ROIC calculation, for the 2017 to 2019 performance cycle, adjusted ROIC is measured excluding the purchase accounting impact and special gains and charges related to these transactions and is also adjusted for acquisitions, accounting or tax changes, gains or losses from discontinued operations, restructurings, and certain other unusual or infrequently occurring charges during the performance period.

This CD&A contains statements regarding incentive targets and goals. These targets and goals are disclosed in the limited context of the Company’s compensation programs and should not be understood to be statements of management’s expectations or estimates of results or other guidance.

Annual Cash Incentives

The Company maintains annual cash incentive programs for executives referred to as the Management Incentive Plan, or MIP, and Management Performance Incentive Plan, or MPIP. In effect, the MPIP establishes the maximum bonus payouts for the NEOs, while the MIP criteria are used by the Compensation Committee to guide the exercise of its downward discretion in determining the actual pay-outs which have historically been (and were in 2016) well below the MPIP maximum permitted payouts. As further described under the “Regulatory Considerations” heading on page 42, the annual cash incentive programs have been designed and administered in this manner to preserve the federal income tax deductibility of the associated compensation expense by the Company. To determine the 2016 award payments (which were paid in March 2017), the Committee reviewed the performance of the NEOs and other executives at its February 2017 meeting prior to filing. With respect to the 2016 awards, the Committee established a performance goal under the MPIP to determine the maximum pay-out potential and then used the goals described below with respect to the MIP to determine whether and to what degree the actual payout amount for each NEO’s annual cash incentive award would be less than the maximum permitted amount.

Target Award Opportunities

Under the MIP, we establish annual target award opportunities expressed as a percentage of base salary paid during the year and various award payment limits expressed as a percentage of the target award. Our annual cash incentive targets are set within the median range relative to our competitive market for each position, and the annual cash incentive plan is structured so that lower performance results in below-market payouts and superior performance drives payouts above the median range. For 2016, target award opportunities were within the median range for all our NEOs, and ranged from 75% to 150% of base salary. Minimum and maximum payout opportunities ranged from 40% to 200% of target award opportunity, respectively, with no payout for performance below the minimum level specified.

Performance Measures

Under the MIP, we use a mix of overall corporate, business unit and individual performance measures to foster cross-divisional cooperation and to assure that executives have a reasonable measure of control over the factors that affect their awards. This performance measure mix varies by executive position.

Performance Goals and Achievement - Corporate

Under the MIP, several performance goals are used, including goals measuring overall corporate performance as well as goals for specific business unit performance for those executives who are responsible for these business units. Overall corporate performance in 2016 was based on adjusted EPS goals. We believe that adjusted EPS is a better measure of the Company’s underlying business performance than reported diluted EPS because it provides greater transparency with respect to our results of operations, which is more useful for period-to-period comparison of results. In addition, a total company measure of performance such as adjusted EPS is used as one of the performance measures with respect to our NEOs who manage particular business units because it reinforces our Circle the Customer -- Circle the Globe strategy and fosters cross-divisional cooperation.

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COMPENSATION DISCUSSION AND ANALYSIS

In establishing these goals for 2016, we took into consideration our prior year results, overall economic and market trends, other large companies’ performance expectations and our anticipated business opportunities, investment requirements and the competitive situation. For 2016, the adjusted EPS goals were:

Payout at 40% of the target award opportunity (minimum level) at	$4.12
Payout at 100% of the target award opportunity (target level) at	$4.38
Payout at 140% percent of the target award opportunity (140% level) at	$4.48
Payout at 200% of the target award opportunity (maximum level) at	$4.64 or greater

Payouts for results between performance levels are interpolated on a straight-line basis. Actual 2016 adjusted EPS was $4.37 resulting in the achievement of the adjusted EPS goal at 98% of target. However, Management recommended that the Compensation Committee exercise its discretion as provided under the MIP and adjust the Company's performance achievement with respect to adjusted EPS from the actual adjusted EPS achieved of $4.37 to $4.36. The Compensation Committee followed Management's recommendation, and as a result, the adjusted EPS pay-out was adjusted from 98% of target to 95% of target. Management recommended the $0.01 adjustment for all participants in the MIP in order to fund awards to non-MIP participants.

Performance Goals and Achievement - Division

For Mr. Handley, who is our President and Chief Operating Officer, 30% of his annual cash incentive is based upon a 2016 total division operating income goal. For 2016, the total division operating income goals were:

-1.5% growth over 2015 total division operating income for payout at 40% of the target award opportunity (minimum level)
5.2% growth over 2015 total division operating income for payout at 100% of the target award opportunity (target level)
10.1% growth over 2015 total division operating income for payout at 140% percent of the target award opportunity (140% level)
18.9% growth over 2015 total division operating income for payout at 200% of the target award opportunity (maximum level)

Payouts for results between performance levels are interpolated on a straight-line basis. Adjusted as noted above, 2016 total division operating income grew 3.1% over 2015 total division operating income resulting in the achievement of the total division operating income goal at 81% of target.

For two of our NEOs, namely Messrs. Hickey and Beck who manage particular business units for us, 70% of their annual cash incentive is based upon their respective 2016 business unit performance goals which are measured against the achievement of revenue and operating income goals. The revenue and operating income goals, which are weighted equally, are set forth below.

The 2016 revenue goal for Mr. Hickey was:

4.1% growth over 2015 business unit revenue for payout at 40% of the target award opportunity (minimum level)
7.9% growth over 2015 business unit revenue for payout at 100% of the target award opportunity (target level)
9.5% growth over 2015 business unit revenue for payout at 140% percent of the target award opportunity (140% level)
11.2% growth over 2015 business unit revenue for payout at 200% of the target award opportunity (maximum level)

The 2016 revenue goal for Mr. Beck was:

0.8% growth over 2015 business unit revenue for payout at 40% of the target award opportunity (minimum level)
4.5% growth over 2015 business unit revenue for payout at 100% of the target award opportunity (target level)
6.2% growth over 2015 business unit revenue for payout at 140% percent of the target award opportunity (140% level)
10.3% growth over 2015 business unit revenue for payout at 200% of the target award opportunity (maximum level)

The 2016 operating income goal for Mr. Hickey was:

-0.3% growth over 2015 business unit operating income for payout at 40% of the target award opportunity (minimum level)
7.3% growth over 2015 business unit operating income for payout at 100% of the target award opportunity (target level)
9.9% growth over 2015 business unit operating income for payout at 140% percent of the target award opportunity (140% level)
16.3% growth over 2015 business unit operating income for payout at 200% of the target award opportunity (maximum level)

The 2016 operating income goal for Mr. Beck was:

4.6% growth over 2015 business unit operating income for payout at 40% of the target award opportunity (minimum level)
11.6% growth over 2015 business unit operating income for payout at 100% of the target award opportunity (target level)
18.6% growth over 2015 business unit operating income for payout at 140% percent of the target award opportunity (140% level)
30.4% growth over 2015 business unit operating income for payout at 200% of the target award opportunity (maximum level)

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COMPENSATION DISCUSSION AND ANALYSIS

No pay‐out is made with respect to the business unit revenue goal unless the business unit achieves at least the minimum level on its operating income goal. Pay‐outs for results between these two performance levels are interpolated on a straight‐line basis. Adjusted as noted above, revenue growth and operating income growth for the business units managed by Mr. Hickey were 7.9% and 9.4%, respectively, resulting in achievement by Mr. Hickey of his business unit goal at 118% of target. Revenue growth and operating income growth for the business units managed by Mr. Beck were 2.9% and 15.6%, respectively, resulting in achievement by Mr. Beck of his business unit goal at 98% of target.

Performance Goals and Achievement - Individual

For Mr. Schmechel, who holds a staff position as our Chief Financial Officer, 30% of his annual cash incentive is based upon attainment of individual performance goals. This component of his staff position award under the MIP is set at 30% of the performance measure mix for annual cash incentives so that achievement of these goals is a component of the award but remains balanced against achievement of corporate performance goals. The 2016 individual performance objectives for our Chief Financial Officer are specific, qualitative, and achievable with significant effort and, if achieved, provide benefit to the Company. Mr. Schmechel’s individual performance goals covered financial, organizational and strategic initiatives, including delivering on financial objectives, developing talent and projects to increase efficient service delivery. Mr. Schmechel achieved 95% of his individual target performance goals. The Compensation Committee, with input from the CEO, approved an annual cash incentive of $443,100, including the component based on the Chief Financial Officer’s achievement of his 2016 individual performance goals.

2016 Annual Incentive Compensation Pay-Out Summary

Performance Measure Mix
	2016 Base Salary Earnings ($)	MIP Target Award Opportunity (% of Base Salary) (%)	EPS (%)	Business Unit (%)	Individual (%)	MIP Target Pay-Out Level ($)	MIP Performance Achieved (%)	Pay-Out Based on MIP Performance ($)	Compensation Committee Adjustments(1) ($)	Actual Payout ($)
Douglas M.	1,187,500	150	100			1,781,250	98	1,740,200	(41,100)	1,699,100
Baker, Jr.
Daniel J.	581,250	80	70			325,500	98	318,000
Schmechel					30	139,500	95	132,600
								450,600	(7,500)	443,100
Thomas W.	661,250	90	70			416,588	98	407,000
Handley				30		178,537	81	145,400
								552,400	(9,600)	542,800
Michael A.	543,125	75	30			122,203	98	119,400
Hickey				70		285,141	118	335,200
								454,600	(2,800)	541,800
Christophe	548,125	75	30			123,328	98	120,500
Beck				70		287,766	98	283,200
								403,700	(2,800)	400,900

(1) Management recommended that the Compensation Committee exercise its discretion as provided under the MIP and adjust the Company's performance achievement with respect to adjusted earnings per share from the actual adjusted earnings per share achieved of $4.37 to $4.36. The Compensation Committee followed Management's recommendation, and, as a result, the adjusted earnings per share pay-out was adjusted from 98% of target to 95% of target. See "Annual Cash Incentives — Performance Goals and Achievement - Corporate", beginning at page 36 for a discussion of the reasons for the adjustment.

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COMPENSATION DISCUSSION AND ANALYSIS

Discretionary Adjustments

To recognize individual performance, the Compensation Committee also may increase or decrease an NEO’s payout from the level recommended by applying the MIP performance metrics (but always subject to the maximum permitted MPIP payout), with input from the CEO (other than as to his own award), based on the individual performance of the NEO. This is done to recognize either inferior or superior individual performance in cases where this performance is not fully represented by the performance measures. No such discretionary adjustments were made to the 2016 annual cash incentive payouts.

The Compensation Committee reviews and approves all adjustments to our overall corporate results and significant adjustments to our business unit performance results. Other than described above, the 2016 annual cash incentive payouts were made in accordance with the overall corporate results and business unit performance results established for the NEOs without adjustment.

Our Analysis

In 2016 the Compensation Committee set the minimum, target and maximum levels of the adjusted EPS component of the annual incentive so that the intended relative difficulty of achieving the various levels is consistent with the past several years, taking into account current prospects and market considerations. Target award opportunities in 2016 accounted for approximately 17% of total compensation on average for the NEOs receiving all elements of our compensation program and were within the median range of our competitive market for each position. Actual award payments for the NEOs averaged 98% of target award opportunities. Ecolab’s businesses experienced multiple headwinds in 2016, including continued depressed energy market activity, lackluster global economies and unfavorable foreign currency translation, which made our executives’ performance goals challenging. The 2016 award payouts are indicative of solid fixed currency organic sales growth and margin expansion in our businesses other than our energy business during the year.

Long-Term Equity Incentives

The Compensation Committee granted long-term equity incentives to our NEOs and other executives in December 2016, consistent with its core agenda and past practice of granting these incentives at its regularly scheduled December meeting. For 2016, our long-term equity incentive program consisted of an annual grant of stock options and PBRSUs, weighted approximately equally in terms of grant value.

Our program continues to be based on pre-established grant guidelines that are calibrated annually to our competitive market on a position-by-position basis for the NEOs. Actual grants may be above or below our guidelines based on our assessment of individual performance and future potential. Generally, long-term equity incentives are granted on the same date as our Compensation Committee approval date and in no event is the grant date prior to the approval date.

Stock Options

Our stock options have a 10-year contractual exercise term from the date of grant and vest ratably over three years. Our stock options have an exercise price which is the average of the high and low market price on the date of grant. We believe that the use of the average of the high and low market price on the date of the grant removes potential same-day stock volatility. We do not have a program, plan or practice to time stock option grants to executives in coordination with the release of material non-public information. From time to time, in addition to our annual grants, we may make special grants of stock options to our NEOs and other executives in connection with promotions and recruitment, and for general retention purposes. During 2016, we did not make any such special grants of stock options to our NEOs.

Performance-Based Restricted Stock Units

Our PBRSUs cliff-vest after three years, subject to attainment of three-year average annual adjusted ROIC goals over the performance period. We selected ROIC as the performance measure because it reinforces focus on capital efficiency throughout the organization, is highly correlated with shareholder returns, matches well with our long-standing corporate goal of achieving consistent return on beginning equity and is understood by our external market. As further described under the “Regulatory Considerations” heading on page 42, our PBRSUs have been designed and administered in a manner to preserve the federal income tax deductibility of the associated compensation expense by the Company. In this

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COMPENSATION DISCUSSION AND ANALYSIS

connection, the Compensation Committee annually establishes an adjusted ROIC goal for the executive officers to determine maximum payout potential, with the ability to exercise downward discretion to reduce the actual payout in accordance with the adjusted ROIC goals described below to be applied to a broader group of PBRSU award recipients.

For the 2017 to 2019 performance cycle, 40% of the PBRSUs granted may be earned subject to attainment of a threshold goal of 10% average annual ROIC over the cycle, and 100% of the PBRSUs may be earned subject to attainment of a target goal of 15% average annual ROIC over the cycle, in each case adjusted as described above under the heading “Adjustments to Reported Financial Results” beginning at page 35, with straight-line interpolation for performance results between threshold and target goals. No PBRSUs may be earned if adjusted ROIC is below the threshold goal, and no more than 100% of the PBRSUs may be earned if adjusted ROIC is above the target goal; accordingly, target and maximum are equal. Importantly, the threshold goal exceeds our cost of capital, thereby ensuring that value is created before awards are earned. Excluding the impact of purchase accounting and special gains and charges related to the Nalco and Champion transactions, the Company’s annual adjusted ROIC for 2016 was 21.9%. Dividend equivalents are not paid or accrued on the PBRSUs during the performance period.

Pay-out of Performance-Based Restricted Stock Units Vesting in 2016

The PBRSUs granted by the Committee in December 2013 for the 2014 to 2016 performance cycle vested on December 31, 2016 and the Committee has determined the pay‐out for such PBRSUs, including with respect to Messrs. Baker, Schmechel, Handley, Hickey and Beck, to be 100% of the target opportunity. For the PBRSUs granted in December 2013, the target payout would be earned upon attainment of an average annual ROIC, adjusted as previously described, of 15% over the 2014 through 2016 performance cycle. Consistent with the established formula and definition of adjusted ROIC, the Company’s average annual ROIC over the cycle, excluding the impact of purchase accounting and special gains and charges relating to the Nalco and Champion transactions, was 21.4%. Based upon this performance, the Committee approved pay‐out of 100% of the PBRSUs.

Restricted Stock

From time to time, we may make special grants of restricted stock or restricted stock units subject only to service-based vesting to our NEOs and other executives in connection with promotions and recruitment, and for general retention purposes. During 2016, we did not make any special grants of restricted stock units to our NEOs.

Our Analysis

For the last completed fiscal year, long-term equity incentives accounted for approximately 77% of total target compensation for the CEO and 60% on average for the other NEOs, which is consistent with our competitive market. Actual grants to the NEOs were within the median range for all of our NEOs. Our annual practice of granting equity incentives in the form of stock options and PBRSUs is similar to our competitive market, where other forms of long-term equity and cash compensation are typically awarded in addition to, or in lieu of, stock options. Our selective use of restricted stock or restricted stock units as a retention or recruitment incentive is consistent with our competitive market. We believe that our overall long-term equity compensation cost is within a reasonable range of our competitive market as to our NEOs and also our other employees.

Executive Benefits and Perquisites

Our NEOs participate in all of the same health care, disability, life insurance, pension, and 401(k) benefit plans made available generally to the Company’s U.S. employees. In addition, our NEOs are eligible to participate in a deferred compensation program, restoration plans for the qualified 401(k) and pension plans, and, with respect to certain of our NEOs, an executive disability and life benefit and a supplemental retirement benefit. The non-qualified retirement plans supplement the benefits provided under our tax-qualified plans, taking into account compensation and benefits above the IRS limits for qualified plans. The NEOs also receive limited perquisites that are described in more detail in the footnotes to the Summary Compensation Table including certain allowances and limited perquisites received by Mr. Beck related to his relocation.

The Company has maintained a private aircraft use policy for several years authorizing the use of private aircraft for business and personal use by the Company’s Chairman of the Board and Chief Executive Officer and, under certain

40	ECOLAB - 2017 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

circumstances, business use by its directors and certain other executives. Under the policy, personal use of private aircraft by the Chairman of the Board and Chief Executive Officer is limited to $100,000 of unreimbursed usage per year. Additional information with respect to this perquisite is provided in more detail in the footnotes to the Summary Compensation Table.

Our Analysis

We review our executive benefits and perquisites program periodically to ensure it remains market-competitive for our executives and supportable to our stockholders. Excluding allowances and perquisites provided to Mr. Beck to support his relocation, our perquisites account for 1.2% of total compensation for the CEO and the other NEOs receiving all elements of our compensation program in 2016. Executive benefits and perquisites are consistent with our competitive market.

Executive Change-In-Control Policy

The terms of our Change-In-Control Severance Compensation Policy, including the events constituting a change in control under our policy, are described in Potential Payments upon Termination or Change in Control section of this Proxy Statement. Our policy applies to all elected officers, including the NEOs, except those who are covered by separate change-in-control or similar agreements with the Company or a subsidiary, a circumstance which arises only in the case of an executive having such an agreement with a company we acquire. Such an executive will become covered automatically under the Company’s Change-In-Control Severance Compensation Policy when the existing agreements terminate or expire.

Our Analysis

We review our change-in-control protection periodically to ensure it continues to address the best interests of our stockholders. Our analysis indicates that our change-in-control policy, which is structured as a so-called “double-trigger” policy, promotes the interests of stockholders by mitigating executives’ concerns about the impact a change in control may have on them, thereby allowing the executives to focus on the best interests of stockholders under such circumstances.

Stock Retention and Ownership Guidelines

We have in place stock retention and ownership guidelines to encourage our NEOs and other executives to accumulate a significant ownership stake so they are vested in maximizing long-term stockholder returns. Our guidelines provide that the CEO own Company stock with a market value of at least six times current base salary. The Company also requires other corporate officers to own Company stock with a market value of at least three times current base salary. Until the stock ownership guideline is met, our CEO, CFO and President are expected to retain 100% of all after-tax profit shares from exercise, vesting or payout of equity awards. Our other officers are expected to retain 50% of all after-tax profit shares from exercise, vesting or payout of equity awards until their stock ownership guidelines are met. For purposes of complying with our guidelines, stock is not considered owned if subject to an unexercised stock option or unvested PBRSU. Shares owned outright, legally or beneficially, by an officer or his or her immediate family members residing in the same household and shares held in the 401(k) plan count towards meeting the guideline. Our NEOs and other officers may not pledge shares or enter into any risk hedging arrangements with respect to Company stock.

NEO Stock Ownership Relative to Guidelines

The table below illustrates the standing of each of our NEOs in relation to their respective stock ownership guidelines as of December 30, 2016, based on the closing market price of our Common Stock on such date of $117.22 per share.

	2016 Annualized Base Salary ($)	Stock Ownership Guideline	Stock Ownership(1)	Multiple of 2016 Base Salary
Douglas M. Baker, Jr.	1,200,000	6X salary	508,257	49.6	X salary
Daniel J. Schmechel	600,000	3X salary	136,061	26.6	X salary
Thomas W. Handley	675,000	3X salary	112,014	19.5	X salary
Michael A. Hickey	552,500	3X salary	46,682	9.9	X salary
Christophe Beck	552,500	3X salary	19,700	4.2	X salary
(1)	Excludes shares underlying unexercised or unvested long-term incentive awards.

ECOLAB - 2017 Proxy Statement	41

COMPENSATION DISCUSSION AND ANALYSIS

Our Analysis

Our analysis indicates that our stock retention and ownership guidelines are consistent with the design provisions of other companies disclosing such guidelines, as reported in public SEC filings and as periodically published in various surveys and research reports. Our analysis further indicates that our NEOs are in compliance with our guidelines either by having achieved the ownership guideline or, if the guideline is not yet achieved, by retaining 100% or 50%, as applicable, of all after-tax profit shares from any stock option exercises or restricted stock unit vesting.

Compensation Recovery

The Company’s Board of Directors has adopted a policy requiring the reimbursement of annual cash incentive and long-term equity incentive payments made to an executive officer due to the executive officer’s misconduct, as determined by the Board based on the recommendation of the Compensation Committee. Each of our executive officers has agreed in writing to this policy. This policy was filed with the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 as Exhibit (10)W and is available along with our other SEC filings at our website at www.investor.ecolab.com/earnings-center/sec-filings.

Regulatory Considerations

We monitor changes in the tax and accounting regulatory environment when assessing the financial efficiency of the various elements of our executive compensation program. We have designed and administered our annual cash incentives, particularly our stockholder-approved MPIP, and long-term equity incentive plans in a manner that is intended to preserve the federal income tax deductibility of the associated compensation expense.

The MPIP is designed to meet the requirements of Internal Revenue Code Section 162(m) regarding performance-based compensation and is administered by the Compensation Committee, which selects the participants each year and establishes the annual performance goal based upon performance criteria that it selects, the performance target and a maximum annual cash award dependent on achievement of the performance goal. For 2016, the Compensation Committee selected reported diluted earnings per share as the performance measure under the MPIP. The Compensation Committee certifies the extent to which the performance goal has been met and the corresponding amount of the award earned by the participants, with the ability to exercise downward discretion to lower, but not raise, the award to an amount based upon the metrics used for our broader-based MIP cash incentive and to recognize individual performance.

The Compensation Committee has similarly positioned the PBRSUs to meet the requirements of Section 162(m). The Compensation Committee annually establishes an adjusted ROIC goal for the executive officers to determine maximum payout potential for Code Section 162(m) purposes, with the ability to exercise downward discretion to reduce the actual payout in accordance with the adjusted ROIC goals to be applied to a broader group of PBRSU award recipients as described above under “Performance-Based Restricted Stock Units.”

We have designed and administered our deferred compensation, equity compensation and change-in-control severance plans to be in compliance with federal tax rules affecting non-qualified deferred compensation. In accordance with FASB Accounting Standards Codification 718, Compensation - Stock Compensation, for financial statement purposes, we expense all equity-based awards over the service period for awards expected to vest, based upon their estimated fair value at grant date. Accounting treatment has not resulted in changes in our equity compensation program design for our NEOs.

42	ECOLAB - 2017 Proxy Statement

SUMMARY COMPENSATION TABLE FOR 2016

SUMMARY COMPENSATION TABLE FOR 2016

The following table shows cash and non-cash compensation for the years ended December 31, 2016, 2015 and 2014 for the persons serving as the Company’s “Principal Executive Officer” and “Principal Financial Officer” during the year ended December 31, 2016 and for the next three most highly-compensated executive officers who were serving in those capacities at December 31, 2016.

Name & Principal Position	Year	Salary(1) ($)	Bonus ($)	Stock Awards(2) ($)	Option Awards(3) ($)	Non-Equity Incentive Plan Compensation (1)(4) ($)	Change in Pension Value and Non-qualified Deferred Compensation Earnings(5) ($)	All Other Compensation(6) ($)	Total ($)
Douglas M. Baker, Jr.	2016	1,187,500	-	4,680,970	4,839,616	1,699,100	1,749,879	193,386	14,350,452
Chairman of the Board and	2015	1,140,343	-	4,355,360	4,453,947	0	3,513,831	139,888	13,603,369
Chief Executive Officer (principal executive officer)	2014	1,103,277	-	3,701,798	3,778,299	2,564,100	4,049,270	260,078	15,456,822
Daniel J. Schmechel	2016	581,250	-	886,936	916,988	443,100	444,275	(307,949)	2,964,599
Chief Financial Officer	2015	518,750	-	822,722	841,312	124,500	1,000,637	278,152	3,586,073
(principal financial officer)	2014	487,500	-	740,339	755,664	578,500	902,730	12,078	3,476,811
Thomas W. Handley	2016	661,250	-	985,497	1,018,869	542,800	240,017	102,600	3,551,034
President and	2015	615,000	-	967,909	989,754	150,600	1,027,943	72,235	3,823,441
Chief Operating Officer	2014	595,000	-	925,475	944,581	806,200	1,017,281	90,088	4,378,625
Michael A. Hickey	2016	543,125	-	591,253	611,316	451,800	791,405	73,564	3,062,464
Executive Vice President and President – Global	2015	508,750	-	580,745	593,848	442,600	1,161,591	64,022	3,351,556
Institutional	2014	486,250	-	555,306	566,748	549,300	1,272,420	68,571	3,498,595
Christophe Beck (7)	2016	548,125	-	591,253	611,316	400,900	171,790	134,738	2,458,122
Executive Vice President and President – Global	2015	530,000	-	580,745	593,848	295,100	349,476	150,173	2,499,342
Water and Process Services	2014	-	-	-	-	-	-	-	-
(1)

Includes amounts deferred under Section 401(k) of the Internal Revenue Code pursuant to the Company’s Savings Plan and ESOP, amounts deferred under a non-qualified mirror 401(k) deferred compensation plan maintained by the Company for a select group of executives, and any salary reductions per Section 125 or Section 132(f)(4) of the Internal Revenue Code.

(2)

Represents the aggregate grant date fair value of performance-based restricted stock unit (PBRSU) award grants during the year in accordance with FASB ASC Topic 718, based on the average daily share price of the Company’s Common Stock at the date of grant, adjusted for the absence of future dividends, and assuming full (maximum) achievement of applicable performance criteria over the performance period. The PBRSU awards cliff-vest after three years, subject to attainment of three-year average annual return on invested capital goals for the Company over the performance period. See Note 11 to the Company’s Consolidated Financial Statements for the year ended December 31, 2016, located at Item 8 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, for further discussion of the assumptions used in determining these values. See footnote (1) to the “Grants of Plan-Based Awards” for 2016 table on page 45 for a description of the specific performance goals for the PBRSUs.

(3)

Represents the aggregate grant date fair value of stock option grants during the year in accordance with FASB ASC Topic 718 but with no discount for estimated forfeitures. The value of grants has been determined by application of the lattice (binomial)-pricing model. Key assumptions include: risk-free rate of return, expected life of the option, expected stock price volatility and expected dividend yield. See Note 11 to the Company’s Consolidated Financial Statements for the year ended December 31, 2016, located at Item 8 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, for further discussion of the assumptions used in determining these values. The specific assumptions used in the valuation of the options granted in 2016 are summarized in the table below:

Grant Date	Risk Free Rate	Expected Life (years)	Expected Volatility	Expected Dividend Yield
12/02/2016 (all executives)	1.99%	6.14	22.94%	1.26%
(4)

Represents the annual cash incentive awards earned and paid in respect of 2016 under the Company’s Management Performance Incentive Plan (“MPIP”). The MPIP is discussed in the Compensation Discussion and Analysis beginning at page 36 and as part of the table entitled “Grants of Plan-Based Awards For 2016” at page 45.

ECOLAB - 2017 Proxy Statement	43

SUMMARY COMPENSATION TABLE FOR 2016

(5)

Represents the change in the actuarial present value of the executive officer’s accumulated benefit under the Company’s defined benefit plans as of December 31, 2016 over such amount as of December 31, 2015. The Company’s defined benefit plans include the Pension Plan, the Mirror Pension Plan and the Supplemental Executive Retirement Plan which are discussed beginning at page 48 and as part of the table entitled “Pension Benefits for 2016.” There are no “above market” earnings under the Mirror Savings Plan, a non-qualified defined contribution plan, because all earnings under this plan are calculated at the same rate as earnings on one or more externally managed investments available to participants in the Company’s broad-based tax-qualified deferred compensation plans. The Mirror Savings Plan is discussed beginning at page 51.

(6)	Amounts reported as All Other Compensation include:
(a)

Payment by the Company of certain perquisites, including costs relating to the following: (i) executive physical examinations for each of the named executive officers; (ii) in the case of Mr. Baker, business entertainment expense and transportation, and $32,243 for the personal use of corporate aircraft, with incremental cost calculated using a method that takes into account aircraft fuel expenses and engine reserve expense per flight hour, as well as any landing and parking fees, crew travel expenses, on-board catering costs and dead-head flight costs attributable to such use; personal use of corporate aircraft was also attributable to Mr. Schmechel at no incremental cost to the Company; (iii) housing allowance in connection with Mr. Beck’s assignment at the Company’s Naperville worksite, $50,000; (iv) travel of immediate family members, and gross-ups on such amounts of: Mr. Handley, $4,893; Mr. Hickey, $2,263; and Mr. Beck, $2,841; and (v) business travel and accident insurance for each of the named executive officers for which no incremental cost is allocated to the named executive officers.

(b)

Pursuant to the Company’s tax equalization policy, the Company paid tax preparation fees, and a gross-up of $15,149 on foreign income, on behalf of Mr. Schmechel, in connection with income earned during a previous international assignment. The total amount listed in the All Other Compensation Column also reflects a negative entry of ($394,349), representing a net amount the Company withheld from Mr. Schmechel’s earnings pursuant to the Company’s tax equalization policy so that his withholdings were at least equal to the tax withholdings which would have applied in the U.S.

(c)	Payment by the Company of life insurance premiums in 2016 for: Mr. Baker, $44,292; Mr. Schmechel, $26,019; Mr. Handley, $43,472; Mr. Hickey, $27,882; and Mr. Beck, $19,816.
(d)

Payment of matching contributions made by the Company for 2016 as follows: (i) matching contributions made by the Company under the Company’s tax-qualified defined contribution 401(k) Savings Plan and ESOP available generally to all employees for: Messrs. Baker, Schmechel, Handley, and Hickey, $10,600; Mr. Beck, $14,297; and (ii) matching contributions made or to be made by the Company on base salary and annual cash incentive award earned in respect of 2016 that the executive deferred under a non-qualified mirror 401(k) deferred compensation plan maintained by the Company for a select group of executives, in the following amounts: Mr. Baker, $104,864; Mr. Schmechel, $30,374; Mr. Handley, $37,562; Mr. Hickey, $29, 197; and Mr. Beck, $41,041.

(e)

The Company maintains a self-funded, supplemental long-term disability benefit plan for certain executives, which benefits Messrs. Baker, Schmechel and Handley. No specific allocation of cost is made to any named executive officer prior to the occurrence of a disability.

(7)	Mr. Beck was not a named executive officer in 2014.

44	ECOLAB - 2017 Proxy Statement

GRANTS OF PLAN-BASED AWARDS FOR 2016

GRANTS OF PLAN-BASED AWARDS FOR 2016

								op

		Estimated Future Payouts Under			Estimated Future Payouts Under
		Non-Equity Incentive Plan Awards			Equity Incentive Plan Awards (1) (3)

								All Other	All Other
								Stock	Option		Closing
								Awards:	Awards:	Exercise	Market	Grant Date
								Number	Number	or Base	Price of	Fair Value
								of Shares	of Securities	Price of	Stock on	of Stock
								of Stock	Underlying	Option	Grant	and Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options(2)(3)	Awards(4)	Date(4)	Awards(5)
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)	($/Sh)	($)
Douglas M. Baker, Jr. (PEO)
MPIP(6)	N/A	712,500	1,781,300	3,562,500	-	-	-	-	-	-	-	-
2010 Stock Incentive Plan	12/07/2016	-	-	-	-	-	-	-	188,679	117.73	118.81	4,839,616
2010 Stock Incentive Plan	12/07/2016	-	-	-	16,604	41,509	41,509	-	-	-	-	4,680,970
Daniel J. Schmechel (PFO)
MPIP(6)	N/A	186,000	465,000	930,000	-	-	-	-	-	-	-	-
2010 Stock Incentive Plan	12/07/2016	-	-	-	-	-	-	-	35,750	117.73	118.81	916,988
2010 Stock Incentive Plan	12/07/2016	-	-	-	3,146	7,865	7,865	-	-	-	-	886,936
Thomas W. Handley
MPIP(6)	N/A	238,100	595,200	1,190,300	-	-	-	-	-	-	-	-
2010 Stock Incentive Plan	12/07/2016	-	-	-	-	-	-	-	39,722	117.73	118.81	1,018,869
2010 Stock Incentive Plan	12/07/2016	-	-	-	3,496	8,739	8,739	-	-	-	-	985,497
Michael A. Hickey
MPIP(6)	N/A	163,000	407,400	814,700	-	-	-	-	-	-	-	-
2010 Stock Incentive Plan	12/07/2016	-	-	-	-	-	-	-	23,833	117.73	118.81	611,316
2010 Stock Incentive Plan	12/07/2016	-	-	-	2,097	5,243	5,243	-	-	-	-	591,253
Christophe Beck
MPIP(6)	N/A	164,500	411,100	822,200	-	-	-	-	-	-	-	-
2010 Stock Incentive Plan	12/07/2016	-	-	-	-	-	-	-	23,833	117.73	118.81	611,316
2010 Stock Incentive Plan	12/07/2016	-	-	-	2,097	5,243	5,243	-	-	-	-	591,253
(1)

Amounts reflect the threshold, target and maximum number of shares of Company Common Stock that may be earned pursuant to performance-based restricted stock unit (PBRSU) awards granted in 2016. No PBRSUs may be earned if adjusted ROIC is below the threshold goal, and no more than 100% of the PBRSUs may be earned if adjusted ROIC is above the target goal; accordingly, target and maximum are equal. Dividend equivalents are not paid or accrued during the performance period. See the discussion under the heading “Performance-Based Restricted Stock Units” in the Compensation Discussion and Analysis for more information on these awards, including with respect to the target and maximum performance goals.

(2)

Options granted in 2016 have a ten-year contractual exercise term and vest (or will be exercisable) over three years, on a cumulative basis, as to one third of the option shares on the first and second anniversaries of the date of grant and as to the remaining option shares on the third anniversary.

(3)

If a holder terminates employment at or after age 55 with five or more years of continuous employment, stock options held at least six months will become immediately exercisable in full and the service-based vesting conditions on PBRSU awards held at least six months will be deemed satisfied but vesting will remain subject to attainment of the performance goals; all unvested restricted stock unit awards will terminate and be forfeited. A discussion of the consequences of a change in control on outstanding options, PBRSU awards and restricted stock awards begins at page 55 under the heading “Change in Control.”

(4)

Each of the stock options granted to our named executive officers during the year ended December 31, 2016 and reported in the table above were granted on the same date as our Compensation Committee approval date and have an exercise price which is the average of the high and low market price on the date of grant. We believe that the use of the average of the high and low market price on the date of the grant removes potential same-day stock volatility.

(5)

Represents the grant date fair value of each equity award, computed in accordance with FASB ASC Topic 718. With respect to stock options, the value has been determined by application of the lattice (binomial)-pricing model, based upon the terms of the option grant and Ecolab’s stock price performance history as of the date of the grant. Key assumptions include: risk-free rate of return, expected life of the option, expected stock price volatility and expected dividend yield. The specific assumptions used in the valuation of these options are located in footnote (3) to the Summary Compensation Table at page 43. With respect to PBRSUs, the value has been determined based on the maximum award payout, consistent with the estimate of aggregate compensation cost to be recognized over the three-year vesting period of the award. See footnote (1) above for a description of the performance goals and performance period.

(6)

The Company maintains annual cash incentive programs for executives referred to as the Management Incentive Plan, or MIP, and Management Performance Incentive Plan, or MPIP, which are discussed in the Compensation Discussion and Analysis under the headings “Annual Cash Incentives” and “Regulatory Considerations,” including detail regarding the MPIP and MIP performance goals.  In the case of the named executive officer participants, the potential payouts that could be earned under the MIP for 2016 and that would be used to guide the Committee’s discretion under the MPIP are noted in the MPIP row of the above table. Actual payouts to each of the named executive officers with respect to 2016 are included under the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table at page 43.  Each award is subject to and interpreted in accordance with the terms and conditions of the MPIP or MIP, as applicable, and no amount will be paid under the MPIP or the MIP unless and until the Committee has determined the extent to which the applicable performance goal has been met, the corresponding amount of the award earned by the participant and the degree to which the Committee chooses to exercise its permitted discretion under the MPIP.

ECOLAB - 2017 Proxy Statement	45

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END FOR 2016

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END FOR 2016

									That Have Not Vested(2) ($)

Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(2) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(2) ($)
Douglas M. Baker, Jr.	156,400	0	-	45.665000	12/02/19	-	-	-	-
(PEO)	160,100	0	-	48.055000	12/01/20	-	-	-	-
	192,100	0	-	55.595000	12/01/21	-	-	-	-
	195,800	0	-	71.540000	12/05/22	-	-	-	-
	150,650	0	-	103.265000	12/04/23	-	-	-	-
	108,759	54,380	-	107.685000	12/03/24	-	-	35,891	4,207,143
	57,678	115,358	-	119.120000	12/02/25	-	-	38,068	4,462,331
	0	188,679	-	117.730000	12/07/26	-	-	41,509	4,865,685
			-			-	-
Daniel J. Schmechel	14,500	0	-	45.665000	12/02/19	-	-	-	-
(PFO)	14,500	0	-	48.055000	12/01/20	-	-	-	-
	15,400	0	-	55.595000	12/01/21	-	-	-	-
	22,800	0	-	71.540000	12/05/22	-	-	-	-
	27,980	0	-	103.265000	12/04/23	-	-	-	-
	21,752	10,876	-	107.685000	12/03/24	-	-	7,178	841,405
	10,895	21,790	-	119.120000	12/02/25	-	-	7,191	842,929
	0	35,750	-	117.730000	12/07/26	-	-	7,865	921,935
Thomas W. Handley	31,400	0	-	45.665000	12/02/19	-	-	-	-
	34,700	0	-	48.055000	12/01/20	-	-	-	-
	42,300	0	-	55.595000	12/01/21	-	-	-	-
	52,200	0	-	71.540000	12/05/22	-	-	-	-
	43,040	0	-	103.265000	12/04/23	-	-	-	-
	27,190	13,595	-	107.685000	12/03/24	-	-	8,973	1,051,815
	12,817	25,635	-	119.120000	12/02/25	-	-	8,460	991,681
	0	39,722	-	117.730000	12/07/26	-	-	8,739	1,024,386
Michael A. Hickey	13,700	0	-	45.665000	12/02/19	-	-	-	-
	19,300	0	-	48.055000	12/01/20	-	-	-	-
	25,000	0	-	55.595000	12/01/21	-	-	-	-
	32,600	0	-	71.540000	12/05/22	-	-	-	-
	25,830	0	-	103.265000	12/04/23	-	-	-	-
	16,314	8,157	-	107.685000	12/03/24	-	-	5,384	631,112
	7,690	15,381	-	119.120000	12/02/25	-	-	5,076	595,009
	0	23,833	-	117.730000	12/07/26	-	-	5,243	614,584
Christophe Beck	23,500	0	-	45.665000	12/02/19	-	-	-	-
	25,100	0	-	48.055000	12/01/20	-	-	-	-
	30,700	0	-	55.595000	12/01/21	-	-	-	-
	32,600	0	-	71.540000	12/05/22	-	-	-	-
	25,830	0	-	103.265000	12/04/23	-	-	-	-
	16,314	8,157	-	107.685000	12/03/24	-	-	5,384	631,112
	7,690	15,381	-	119.120000	12/02/25	-	-	5,076	595,009
	0	23,833	-	117.730000	12/07/26	-	-	5,243	614,584
(1)

Stock options have a ten-year contractual exercise term and vest ratably on the first three anniversaries of the date of grant, subject to the post-termination and change-in-control provisions generally described on page 53 under the heading “Potential Payments Upon Termination or Change in Control.”

46	ECOLAB - 2017 Proxy Statement

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END FOR 2016

The vesting dates of the respective stock options held at December 31, 2016 that were unexercisable are summarized in the table below:

Name	Option Grant Date	Securities vesting December 2017	Securities vesting December 2018	Securities vesting December 2019	Option Expiration Date
Douglas M. Baker, Jr.	12/03/14	54,380	0	0	12/03/24
(PEO)	12/02/15	57,679	57,679	0	12/02/25
	12/07/16	62,893	62,893	62,893	12/07/26
Daniel J. Schmechel	12/03/14	10,876	0	0	12/03/24
(PFO)	12/02/15	10,895	10,895	0	12/02/25
	12/07/16	11,917	11,917	11,917	12/07/26
Thomas W. Handley	12/03/14	13,595	0	0	12/03/24
	12/02/15	12,817	12,818	0	12/02/25
	12/07/16	13,240	13,241	13,241	12/07/26
Michael A. Hickey	12/03/14	8,157	0	0	12/03/24
	12/02/15	7,690	7,691	0	12/02/25
	12/07/16	7,944	7,944	7,945	12/07/26
Christophe Beck	12/03/14	8,157	0	0	12/03/24
	12/02/15	7,690	7,691	0	12/02/25
	12/07/16	7,944	7,944	7,945	12/07/26
(2)

Represents performance-based restricted stock unit (PBRSU) awards which cliff-vest after three years, subject to attainment of performance goals over a three-year performance period, and assuming attainment of target (which also represents maximum) performance, as the performance over the prior three-year period has exceeded threshold. In order from top to bottom, the PBRSUs have performance periods of 2015-2017, 2016-2018, and 2017-2019 and will vest on December 31, 2017, December 31, 2018 and December 31, 2019, respectively, and, subject to certification of results by the Compensation Committee, will be paid out in shares of Common Stock no later than March 15 following each vesting date. The awards are subject to the post-termination and change-in-control provisions generally described at pages 53 through 57 under the heading “Potential Payments Upon Termination or Change in Control.” The reported market value of $117.22 per share is based on the closing market price of the Company’s Common Stock on December 30, 2016, the last trading day of 2016.

OPTION EXERCISES AND STOCK VESTED
FOR 2016

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)(1)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(2)
Douglas M. Baker, Jr. (PEO)	210,500	18,350,338	33,144	3,885,140
Daniel J. Schmechel (PFO)	55,900	4,536,909	6,155	721,489
Thomas W. Handley	20,000	1,724,700	9,470	1,110,073
Michael A. Hickey	51,800	4,192,244	5,682	666,044
Christophe Beck	14,800	1,305,064	5,682	666,044
(1)

Represents the aggregate number of shares and dollar amount realized by the named executive officer upon exercise of one or more stock options during 2016. The dollar amount realized on exercise represents the difference between the fair market value of our Common Stock on the exercise date and the exercise price of the option.

(2)

Represents the performance-based restricted stock unit (PBRSU) shares earned for the 2014-2016 performance period that ended on December 31, 2016 because performance targets were met. The value shown as realized is based on the number of shares earned for the 2014-2016 performance period using the per-share closing market price of our Common Stock of $117.22 on December 30, 2016, the last trading day of 2016, although shares were not issued until Compensation Committee certification of results on February 22, 2017.

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PENSION BENEFITS FOR 2016

PENSION BENEFITS FOR 2016

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Douglas M. Baker, Jr. (PEO)	Pension Plan	27.0	1,071,421	0
	Mirror Pension Plan	27.0	16,683,455	0
	Supplemental Executive Retirement Plan	27.0	5,152,794	0
Daniel J. Schmechel (PFO)	Pension Plan	21.0	806,399	0
	Mirror Pension Plan	21.0	2,334,048	0
	Supplemental Executive Retirement Plan	22.35	1,020,831	0
Thomas W. Handley	Pension Plan	13.0	182,691	0
	Mirror Pension Plan	13.0	451,971	0
	Supplemental Executive Retirement Plan	27.10	4,396,124	0
Michael A. Hickey	Pension Plan	31.0	1,103,032	0
	Mirror Pension Plan	31.0	4,075,689	0
	Supplemental Executive Retirement Plan	31.0	1,435,639	0
Christophe Beck	Pension Plan	9.0	56,825	0
	Mirror Pension Plan	9.0	116,846	0
	Supplemental Executive Retirement Plan	14.10	1,091,528	0

The Company maintains the following non-contributory defined benefit plans for its executives: (i) a U.S. tax-qualified plan (Pension Plan); (ii) a non-qualified excess plan (Mirror Pension); and (iii) a supplemental executive retirement plan (SERP).

The preceding table shows the actuarial present value of the accumulated benefit for each executive officer under the Pension Plan, the Mirror Pension and the SERP as of December 31, 2016, using the same assumptions as are used by the Company for financial reporting purposes under generally accepted accounting principles, except that retirement age is assumed to be age 62, the earliest retirement age at which a participant may retire under the plans without any benefit reduction due to age. The current accrued benefit for U.S. executives is allocated between the tax-qualified Pension Plan and the related supplemental non-qualified plans based on the Internal Revenue Code limitations applicable to tax-qualified plans as of December 31, 2016. The present value is determined by using a discount rate of 4.30% for the Pension Plan and 3.70% for the Mirror Pension Plan and SERP for 2016 and assuming that the executive officer: (i) terminated employment on December 31, 2016 with vested benefits; and (ii) commenced a retirement benefit at age 62 as a single life annuity or lump sum, if available. The present value of the Pension Plan single life annuity assumed mortality rates from the “RP 2014 Healthy Annuitant Mortality” table, projected back to 2006 with mortality improvement scale MP 2014, and projected forward with scale MP 2016. Mirror Pension and SERP annuities were converted to lump sums, where available, using an interest rate of 2.20% and the mortality rates defined in the Mirror Pension and SERP plans as prescribed in Revenue Ruling 2001-62. Cash balance benefits were valued assuming future interest credits of 2.14% for periods after December 31, 2016. The cash balance annuity conversion for the SERP offset used the interest rate and mortality assumptions prescribed by the IRS under Internal Revenue Code Section 417(e) for 2016 pension lump sum calculations.

The Pension Plan is a tax-qualified defined benefit plan covering most U.S. employees of the Company and its U.S. affiliates. It is intended to provide long-service employees a foundation for retirement benefits in the form of regular income. Participants hired prior to January 1, 2003, including Messrs. Baker, Schmechel and Hickey, earn monthly pension benefits under the following formula (“traditional formula”): 1/12 of the sum of: (a) years of credited service times 1% of “final average compensation” plus (b) years of credited service (not exceeding 35) times 0.45% of “final average compensation” minus “covered compensation.” “Final average compensation” is the average of the participant’s annual compensation for the five consecutive calendar years that produce the highest average, counting the participant’s base salary and annual cash incentive compensation for a plan year, excluding any long-term and non-cash incentive bonuses and amounts above the IRS compensation limits for qualified plans. “Covered compensation” is the average Social Security taxable wage base over a 35 year period ending at a participant’s Social Security retirement age.

Participants hired after 2002, including Mr. Handley and Mr. Beck, accrue an account credit at the end of each year equal to a fixed percentage of the participant’s compensation for that year plus an interest credit applied to the participant’s account balance on the first day of that year (“cash balance formula”). The fixed percentage is either 5% or 3% depending on a participant’s date of entry into the Pension Plan. Mr. Handley’s and Mr. Beck’s cash balance formulas are based on 5% and 3% of compensation, respectively. Compensation used in determining the credits is the participant’s base salary and

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PENSION BENEFITS FOR 2016

annual cash incentive compensation for a plan year, excluding any long-term and non-cash incentive bonuses and amounts above the IRS limits for qualified plans.

Participants become entitled to a non-forfeitable (“vested”) right to their Pension Plan benefit upon completing three years of continuous service with the Company. Normal retirement date is the date on which the participant attains age 65 and has completed at least three years of continuous service. Traditional formula participants who have terminated employment with the Company may begin to receive benefit payments as early as age 55, reducing the benefit by 1/280 for each month by which payment begins before age 62. Unreduced benefits may begin after attaining age 62. The normal form of benefit is a single life only annuity for participants who are not married and a joint and 50% survivor annuity for married participants. Subject to a spousal consent requirement for married participants, participants may select an actuarially equivalent benefit in one of the following forms: single life only annuity; joint and 75% or 100% survivor annuity (married participants only); life and five-year certain annuity; and life and ten-year certain annuity. If a participant dies after benefit commencement, payments to a beneficiary, if any, are made according to the payment option selected by the participant. If a participant with a vested traditional formula benefit dies before benefit payments commence, the participant’s beneficiary is entitled to a death benefit. If the beneficiary is the participant’s surviving spouse, the benefit is a life annuity beginning after the participant would have attained age 55. Other beneficiaries receive a five- or ten-year annuity benefit.

Cash balance formula participants with at least three years of continuous service may commence benefit payment at any time after termination. The payment will be the actuarial equivalent value of their account balance, determined using the mortality and interest factors prescribed by the IRS. The normal form of benefit for cash balance formula participants is a single life only annuity for participants who are not married and a joint and 50% survivor annuity for married participants. Optional forms of payment for cash balance formula participants are lump-sum payment, single life annuity, and, for married participants only, joint and 75% or 100% survivor annuity. The beneficiary of a cash balance formula participant who dies before commencing benefits will receive a death benefit actuarially equivalent to the participant’s account balance.

The Mirror Pension Plan is a non-qualified plan intended to restore benefits under the tax-qualified Pension Plan for those employees whose benefits are reduced by Internal Revenue Code limits. The Mirror Pension has generally the same terms as the Pension Plan except: (i) compensation is determined without regard to the IRS limits for qualified plans; (ii) vesting is accelerated upon a change in control; (iii) benefits may be forfeited for certain serious misconduct; and (iv) the optional forms of benefits available to participants with respect to benefits accrued and vested as of December 31, 2004 (“Grandfathered Mirror Pension Benefits”) include a lump sum payment. Benefits accrued or vested after December 31, 2004 are subject to Internal Revenue Code Section 409A (“409A Mirror Pension Benefits”) and are not linked to the Pension Plan. The normal form of 409A Mirror Pension Benefits is a 10-year annual installment payout commencing upon the later of attainment of age 55 or separation from service for traditional formula participants, or upon separation from service for cash balance formula participants, provided that payment to a “specified employee” (corporate officers, including each of the named executive officers) may not commence earlier than six months after separation from service. Optional forms of benefits available to participants include 5-year annual installments, lump sum or an annuity option (single life, life and 5-year certain, life and 10-year certain, and for married participants, joint and 50%, 75% or 100% survivor). Participants were permitted to make a transition election as to an optional form of benefit for their 409A Mirror Pension Benefits before the end of 2008 as permitted under 409A regulations. Any subsequent change in optional form by a participant is subject to the “1-year/5-year rule” which requires that the change be made 12 months before separation from service and must not become effective for 12 months after the election is made (the 1-year rule), and the payment commencement date must be delayed for five years after the date the amounts would otherwise have been paid (the 5-year rule). A participant who elects an annuity option may choose among the various types of annuity forms at any time before benefit commencement. Despite the plan’s normal form of benefit or a participant’s election of an optional form of benefit, the Company will cash out the participant’s Grandfathered Mirror Pension Benefit and/or the participant’s 409A Mirror Pension Benefit in a lump sum if the present value of such portion of the benefit at the time of distribution does not exceed $25,000.

The SERP is a non-qualified supplemental executive retirement plan intended to ensure a pension benefit that replaces a significant portion of the income of certain executives. The maximum SERP benefit equals 2% of final average compensation multiplied by years of credited service (up to 30 years), reduced by the benefits payable under the Pension Plan, the Mirror Pension and 50% of the age 65 Primary Social Security benefit. A participant age 65 with 30 years of service would receive benefits from all three defined benefit plans equal to 60% of final average compensation (less 50% of the age 65 Social Security benefit). For certain executives hired by the Company after age 35 and therefore unable to earn the maximum benefit at age

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PENSION BENEFITS FOR 2016

65, the SERP provides an additional “past service benefit.” The annual past service benefit equals 1% of the difference between final average compensation and annualized earnings at the time of joining the Company (“first year earnings”) multiplied by the difference between the executive’s age at date of hire and 35. Material terms of the SERP are similar to those of the Pension Plan except: (i) compensation is determined without regard to the IRS limits for qualified plans; (ii) the SERP benefit vests upon attainment of age 55 and completion of ten years of service or attainment of age 65; (iii) vesting is accelerated upon a change in control; (iv) benefits may be forfeited for certain serious misconduct; and (v) participants hired after age 35 are credited with additional “past service credit” equal to one year for each year by which the executive’s age at date of hire exceeded 35. In addition, the normal form of benefit with respect to SERP benefits accrued and vested as of December 31, 2004 (“Grandfathered SERP Benefits”) is a 15-year certain monthly annuity commencing at age 65, and participants may elect to receive an actuarially equivalent benefit in any of the optional forms of payment available under the Pension Plan or in a lump sum. SERP benefits accrued or vested after December 31, 2004 are subject to Internal Revenue Code Section 409A (“409A SERP Benefits”). The normal form of benefit, election of optional forms of benefit and time of commencement of the 409A SERP Benefits are linked to the Mirror Pension. Despite the normal form of benefit or a participant’s optional form of benefit election, the Company will cash out the participant’s grandfathered SERP Benefits and/or the participant’s 409A SERP Benefits in a lump sum if the present value of such portion of the benefit at the time of distribution does not exceed $25,000.

Messrs. Schmechel, Handley and Beck were hired by the Company after age 35 and will benefit from the past service benefit and past service credits under the SERP. The SERP benefit in the above table includes past service benefits for Mr. Schmechel totaling $98,022 for 1.35 years of past service credit, Mr. Handley totaling $1,504,106 for 14.10 years of past service credit and Mr. Beck totaling $194,220 for 5.10 years of past service credit.

In 2010, the SERP was amended to eliminate further benefit accruals after December 31, 2020.

Messrs. Baker, Schmechel, Handley and Hickey are eligible for early retirement under the Pension Plan, Mirror Pension and SERP as of December 31, 2016. As cash balance formula participants, Mr. Handley and Mr. Beck would be eligible to receive their vested benefits under the Pension Plan and Mirror Pension upon separation from service.

The Company does not grant extra years of credited service under the Pension Plan or the Mirror Pension Plan except as approved by its Board of Directors. Prior service credits have been approved by the Board in limited circumstances in connection with a business acquisition or merger, entry into plan participation by employees formerly participating in a union plan while employed with the Company and for employment with the Company before the Pension Plan was adopted in 1972. None of the named executive officers has been granted extra years of service under these plans. The SERP grants extra years of credited service for certain executive officers hired by the Company after age 35. Messrs. Schmechel, Handley and Beck have been granted extra years as noted above in the discussion of the SERP.

50	ECOLAB - 2017 Proxy Statement

NON-QUALIFIED DEFERRED COMPENSATION FOR 2016

NON-QUALIFIED DEFERRED COMPENSATION FOR 2016

Name	Executive Contributions in Last FY(1)(2) ($)	Registrant Contributions in Last FY(1)(2) ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE(3) ($)
Douglas M. Baker, Jr. (PEO)	131,080	104,864	284,331	0	4,275,708
Daniel J. Schmechel (PFO)	126,588	30,374	100,337	0	999,908
Thomas W. Handley	46,953	37,562	51,050	0	2,035,861
Michael A. Hickey	36,496	29,197	44,224	0	677,034
Christophe Beck	54,722	41,041	45,663	0	655,226
(1)	Contributions credited in 2016 include deferrals and match on base salary earned in 2016 and annual cash incentive earned in respect of 2016.
(2)

Amounts reported for executive contributions and included in the aggregate balance at year end include the following amounts which were reported as salary in 2016 in the Summary Compensation Table at page 43 and which were deferred by each named executive officer: Mr. Baker, $46,125; Mr. Schmechel, $15,813; Mr. Handley, $19,813; Mr. Hickey, $13,906; and Mr. Beck, $22,650. Amounts reported for executive contributions include the following amounts reported as annual incentive bonus in the Summary Compensation Table at page 43 and which were deferred by each of the following named executive officers: Mr. Baker, $84,955; Mr. Schmechel, $110,775; Mr. Handley, $27,140; Mr. Hickey, $22,590; and Mr. Beck, $32,072. Amounts reported for registrant contributions are described in more detail in part (ii) of footnote 6(d) to the Summary Compensation Table at page 43.

(3)

Amounts reported in the aggregate balance at last fiscal year end include the following amounts which were reported as compensation to the named executive officer in the Summary Compensation Table in 2007-2016: Mr. Baker, $2,305,649; Mr. Schmechel, $236,438 (Mr. Schmechel became a named executive officer in 2012); Mr. Handley, $844,624 (Mr. Handley became a named executive officer in 2007); Mr. Hickey, $194,752 (Mr. Hickey was a named executive officer in 2012, 2014, 2015 and 2016); and Mr. Beck, $78,414 (Mr. Beck was a named executive officer in 2015 and 2016).

The Mirror Savings Plan is a non-qualified mirror 401(k) deferred compensation excess plan which enables executives to obtain the benefits of a tax-deferred savings and investment program without regard to limits on compensation and benefits imposed by the Internal Revenue Code on the Company’s tax-qualified deferred compensation plans. The plan is unfunded and does not protect the executive from insolvency of the Company. In 2016, participants were permitted to defer a specified percentage of base salary in excess of the Internal Revenue Code compensation limit for tax-qualified plans. For participants entitled to a final average pay benefit or 5% cash balance benefit in the Pension Plan, this percentage was 5%; for participants entitled to a 3% cash balance benefit in the Pension Plan (those entering the Pension Plan after January 1, 2007), the specified percentage was 8%. Participants were also permitted to defer up to 100% of their annual cash incentive compensation for the calendar year. The Company credits a matching contribution for each of the named executive officers participating in the plan. Participants who are entitled to a final average pay benefit or 5% cash balance benefit in the Pension Plan, including Messrs. Baker, Schmechel, Handley, and Hickey, receive a matching contribution credit equal to: (i) 100% of the amount of the executive’s deferrals that do not exceed 3% of covered compensation, plus (ii) 50% of the executive’s deferrals that exceed 3% but do not exceed 5% of the executive’s covered compensation. Participants in the Pension Plan who are eligible to accrue a 3% cash balance benefit in the Pension Plan, including Mr. Beck, receive a matching contribution credit equal to: (i) 100% of the amount of the executive’s deferrals that do not exceed 4% of covered compensation, plus (ii) 50% of the executive’s deferrals that exceed 4% but do not exceed 8% of the executive’s covered compensation.

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NON-QUALIFIED DEFERRED COMPENSATION FOR 2016

An account is maintained on the Company’s books in the name of each participating executive. The account is credited with phantom earnings at the same rate as earnings on externally managed investment funds available to participants in the Company’s tax-qualified deferred compensation plans. An executive is allowed to elect the investment fund or funds that will apply and may change the election at any time; provided that: (i) an executive officer is not permitted to elect the Company stock fund, and (ii) effective January 1, 2006, the Company discontinued making its matching contributions to the Company stock fund. The earnings rate applicable to each such investment fund for 2016 is as set forth in the following table:

Fund Name	2016 Earnings Rate
Managed Income Portfolio II – Class 3	1.73%
Fidelity Investments Money Market Government Portfolio – Institutional Class	0.29%
Fidelity U.S. Bond Index Fund – Institutional Premium Class	2.51%
Western Asset Core Plus Bond Fund Class IS	4.73%
State Street Target Retirement Income Non-Lending Series Fund – Class W	5.82%
State Street Target Retirement 2015 Non-Lending Series Fund – Class W	6.65%
State Street Target Retirement 2020 Non-Lending Series Fund – Class W	7.57%
State Street Target Retirement 2025 Non-Lending Series Fund – Class W	8.28%
State Street Target Retirement 2030 Non-Lending Series Fund – Class W	8.40%
State Street Target Retirement 2035 Non-Lending Series Fund – Class W	8.66%
State Street Target Retirement 2040 Non-Lending Series Fund – Class W	9.09%
State Street Target Retirement 2045 Non-Lending Series Fund – Class W	9.45%
State Street Target Retirement 2050 Non-Lending Series Fund – Class W	9.45%
State Street Target Retirement 2055 Non-Lending Series Fund – Class W	9.45%
State Street Target Retirement 2060 Non-Lending Series Fund – Class W	9.46%
Janus Triton Fund – Class N	10.65%
Fidelity 500 Index Fund – Institutional Premium Class	11.97%
Harbor Capital Appreciation Fund – Institutional Class	(1.07)%
Dodge & Cox Stock Fund	21.28%
Vanguard Extended Market Index Fund – Institutional Plus Shares	16.17%
American Beacon Small Cap Value Fund – Class Institutional	26.77%
Dodge & Cox International Stock Fund	8.26%
Vanguard FTSE All-World Ex-U.S. Index Fund – Institutional Shares	4.77%
Ecolab Stock Fund	3.60%

Participants are always 100% vested in their deferred compensation account and are entitled to receive a distribution in cash upon termination, death or disability. The normal form of distribution with respect to the portion of the account attributable to contributions made before 2005 (“Grandfathered Mirror Savings Benefit”) is a single lump sum, but an executive may elect to receive such portion of the account in the form of annual installments over a period not to exceed ten years. The portion of the executive’s account attributable to contributions made after 2004 is subject to Internal Revenue Code Section 409A (“409A Mirror Savings Benefit”). The normal form of 409A Mirror Savings Benefit is a 10-Year Annual Installment payout commencing upon separation from service, provided that payment to a “specified employee” (corporate officers, including each of the named executive officers) may not commence earlier than six months after separation from service. Optional forms of benefits available to participants include 5-year annual installments or lump sum. Participants were permitted to make a transition election as to an optional form of benefit for their 409A Mirror Savings Benefit before the end of 2008 as permitted under 409A regulations and new participants may make such an election at the time of initial enrollment. Any subsequent change in optional form by a participant is subject to the “1-year/5-year rule” which requires that the change be made 12 months before separation from service and must not become effective for 12 months after the election is made (the 1-year rule), and the payment commencement date must be delayed for five years after it would otherwise be paid (the 5-year rule). Despite the plan’s normal form of benefit or a participant’s election of an optional form of benefit, the Company will cash out the participant’s Grandfathered Mirror Savings Benefit and/or the participant’s 409A Mirror Savings Benefit in a lump sum if the present value of such portion of the benefit at the time of distribution does not exceed $25,000. Deferrals may be withdrawn during employment only upon an unforeseeable emergency and are limited to the amount needed to satisfy such emergency. Company matching amounts are not available for such in-service withdrawal and are subject to forfeiture for certain serious misconduct.

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POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The Company maintains certain plans, policies and practices covering named executive officers that will require it to provide incremental compensation upon certain types of terminations, including termination due to a change in control of the Company.

Overview – The following discussion describes additional amounts that the Company would pay or provide to a named executive officer or his or her beneficiaries as a result of termination of employment in each of the following situations: voluntary resignation, discharge for cause, discharge without cause, resignation due to constructive discharge, death or disability and change in control of the Company. For purposes of this discussion, estimated benefits are calculated as if the termination and/or change in control occurred on December 31, 2016, PBRSU awards are valued based on the value of a share of the Company’s stock of $117.22, the closing price on December 30, 2016, the last trading day of 2016, and option awards are valued based on the difference between $117.22 and the per share exercise price of the respective awards.

As permitted by SEC rules, the following discussion and amounts do not include the payments and benefits that are not enhanced by the termination of employment or change in control. These payments and benefits are referred to hereafter in this discussion as “vested benefits” and include:

•	benefits accrued under the Company’s Pension Plan, tax-qualified deferred compensation 401(k) and profit-sharing plan, in which all eligible employees participate;
•	benefits provided under a retiree health, and except as specified, a death benefits program, in which all eligible employees participate;
•	accrued vacation pay, health and life insurance plan continuation and other similar amounts payable when employment terminates under programs applicable to the Company’s salaried employees generally;
•	payment of earned annual cash incentive payable if employed through the end of the year described at page 36;
•	benefits accrued under the Mirror Savings Plan described in connection with the “Non-Qualified Deferred Compensation” table at page 51;
•	benefits accrued that have vested under the SERP described in connection with the “Pension Benefits” table at page 48;
•	stock options that have vested and become exercisable as described at page 39;
•	PBRSU awards that have vested upon completion of the relevant service period and whose payout are subject to the attainment of the relevant performance goals as described at page 39; and
•	shares of restricted stock or restricted stock units that have vested as described at page 40.

Voluntary Resignation – The Company is not obligated to pay any amounts in addition to the named executive officer’s vested benefits in the event of a voluntary termination of employment, unless the executive’s age and years of service qualify for special provisions applicable for retirement under the plans described below.

•

Annual Cash Incentive – If termination is after age 55 and completion of at least three years of service, the executive would receive payment of a portion of the annual cash incentive under the Company’s annual cash incentive program (Management Performance Incentive Plan or “MPIP” and Management Incentive Plan or “MIP”), which is described in the Compensation Discussion and Analysis beginning at page 36 and as part of the table entitled “Grants of Plan-Based Awards for 2016” at page 45, earned for the year that is proportionate to the portion of the performance period under the Plan that was completed prior to the termination of employment. The earned annual cash incentive payable to such an eligible executive officer for termination on December 31, 2016 would be the full amount of the actual annual cash incentive earned as reported in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table at page 43.

•

Retiree Life Insurance – Certain elected corporate officers who terminate employment at or after: (i) attaining age 55 and completing at least ten years of service or (ii) attaining age 65 are covered by an executive life insurance policy. Under the program, the beneficiary of the retired executive is entitled to a death benefit equal to the lesser of: (i) 200%

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POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

of the executive’s average compensation for the five consecutive years of employment preceding retirement which yields the highest average compensation, or (ii) $750,000.
•

Options – If termination is after: (i) age 55 and (ii) completion of at least five years of service, the executive would be entitled to accelerated vesting for options held at least six months and an extended, post-retirement exercise period of five years (or the remaining term of the options, if shorter).

•

PBRSUs – If termination is after: (i) age 55 and (ii) completion of at least five years of service, service-vesting conditions with respect to PBRSU awards held at least six months will be deemed satisfied, but vesting remains subject to the attainment of performance goals.

Messrs. Baker, Schmechel, Handley and Hickey would have been entitled to some or all of such special retirement provisions as of December 31, 2016, as follows:

Mr. Baker’s retirement benefits would include: $1,699,100 annual cash incentive; $750,000 retiree life insurance coverage; 169,738 accelerated option shares at $518,513 value; and 73,959 PBRSUs at $8,669,474 value.

Mr. Schmechel’s retirement benefits would include: $443,100 annual cash incentive; $750,000 retiree life insurance coverage; 32,666 accelerated option shares at $103,703 value; and 14,369 PBRSUs at $1,684,334 value.

Mr. Handley’s retirement benefits would include: $542,800 annual cash incentive; $750,000 retiree life insurance coverage; 39,230 accelerated option shares at $129,628 value; and 17,433 PBRSUs at $2,043,496 value.

Mr. Hickey’s retirement benefits would include: $451,800 annual cash incentive; $750,000 retiree life insurance coverage; 23,538 accelerated option shares at $77,777 value; and 10,460 PBRSUs at $1,226,121 value.

Discharge for Cause – The Company is not obligated to pay any amounts in addition to the named executive officer’s vested benefits in the event of a termination of employment for cause. The executive’s right to exercise vested options expires and unvested PBRSU and restricted stock unit awards are forfeited upon discharge for cause. Cause under the Company’s stock incentive plans includes: (a) deliberate injury or attempted injury related to the Company or any subsidiary, including dishonesty, fraud, misrepresentation, or embezzlement; (b) any unlawful or criminal activity of a serious nature; (c) any intentional and deliberate material breach of duty; or (d) material breach of any confidentiality or non-compete agreement.

An elected corporate officer with qualifying age and years of service would receive coverage under the retiree life insurance program described in the above section entitled “Voluntary Resignation.”

Death or Disability – In the event of a termination as a result of death or disability, the named executive officer or his or her beneficiaries would be entitled to the following benefits in addition to his or her vested benefits.

•

Executive Long-Term Disability Benefits – Certain executives who become “disabled” will, following a 180-day elimination period, receive payments from the Company equal to 60% of his or her base salary and annual cash incentive, reduced by the benefit paid under the Company’s insured long-term disability plan available to all full-time employees (which is limited to $15,000 per month). Total disability benefits are limited to $35,000 per month. An executive is “disabled” during the first 18 months if he or she cannot earn at least 80% of his or her pre-disability compensation at his or her own occupation. After 18 months, the executive is “disabled” if he or she cannot earn at least 80% of his or her pre-disability compensation at any occupation for which he or she is qualified by training, education or experience. Benefits may continue until the executive reaches Social Security Normal Retirement Age, subject to certain minimum lengths of payment. Benefits are limited to 24 months if disability is a result of mental illness that results from any cause, any condition that may result from mental illness, alcoholism which is under treatment, or the non-medical use of narcotics, sedatives, stimulants, hallucinogens or any other such substance.

•

Executive Life Insurance – If an executive covered by executive life insurance dies, his beneficiary will receive an insured basic executive death benefit equal to three times the executive’s annual compensation for the year preceding the death, subject to a maximum benefit of $9,000,000. The death benefit which would have been payable to the beneficiaries of each of the named executive officers for a death as of December 31, 2016 would be as follows: Mr. Baker, $9,000,000; Mr. Schmechel, $3,291,750; Mr. Handley, $4,263,600; Mr. Hickey, $3,174,150; and Mr. Beck, $3,090,000. If an executive’s death is accidental, the beneficiary would receive an additional accidental death benefit amount equal to the executive death benefit, subject to a maximum of $6,000,000. If an executive’s death occurs during travel on Company business, the benefit would be increased by three times the executive’s annual compensation for the year preceding the death, subject to a maximum business travel benefit of $6,000,000.

54	ECOLAB - 2017 Proxy Statement

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

•

Annual Cash Incentive – Payment of the annual cash incentive under the Company’s annual cash incentive program (Management Performance Incentive Plan or “MPIP” and Management Incentive Plan or “MIP”), which is described in the Compensation Discussion and Analysis beginning at page 36  and as part of the table entitled “Grants of Plan-Based Awards For 2016” at page 45, earned for the year that is proportionate to the portion of the performance period under the Plan that was completed prior to the termination of employment. The earned annual cash incentive payable to each of the named executive officers for termination due to death or disability on December 31, 2016 would be the full amount of the actual annual cash incentive earned as reported in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table at page 43.

•

Options – If employment terminates as a result of death or disability, the vesting of options is accelerated and the post-death/disability exercise period is extended to five years (or the remaining term of the options, if shorter). Accelerated vesting for each of the named executive officers would be as follows: Mr. Baker, 358,417 option shares at $518,513 value; Mr. Schmechel, 68,416 option shares at $103,703 value; Mr. Handley, 78,952 option shares at $129,628 value; Mr. Hickey, 47,371 option shares at $77,777 value; and Mr. Beck, 47,371 option shares at $77,777 value.

•

PBRSUs – If employment terminates as a result of death or disability, service-based vesting conditions on PBRSUs will be deemed satisfied, but vesting remains subject to attainment of performance goals. Accelerated vesting for each of the named executive officers would be as follows, assuming full attainment of performance goals, payment after the end of the performance period and a stock price of $117.22, the closing price on December 30, 2016, the last trading day of the year: Mr. Baker, 115,468 units at $13,535,159 value; Mr. Schmechel, 22,234 units at $2,606,269 value; Mr. Handley, 26,172 units at $3,067,882 value; Mr. Hickey, 15,703 units at $1,840,706 value; and Mr. Beck, 15,703 units at $1,840,706 value.

•

Restricted Stock Unit Awards – If employment terminates as a result of death or disability, the vesting of restricted stock unit awards is accelerated. None of the named executive officers holds any unvested restricted stock units.

Discharge Not for Cause: Resignation Due to Constructive Discharge – The Company negotiates severance arrangements on a case-by-case basis if an executive’s employment is terminated involuntarily without cause or if the executive resigns as a result of a constructive discharge. Any such negotiated settlement would require the named executive officer to sign a general release and waiver of claims against the Company and would typically require compliance with confidentiality and non-compete restrictions. Payment of such severance will generally be made in equal installments over regular payroll periods. For purposes of this disclosure, such a negotiated severance is estimated to include payment of up to two years’ base salary and target annual cash incentive for each of the named executive officers listed, as follows: Mr. Baker, $6,000,000; Mr. Schmechel, $2,160,000; Mr. Handley, $2,565,000; Mr. Hickey, $1,933,800; and Mr. Beck, $1,933,800.

At the discretion of the Compensation Committee, the vesting of options may be accelerated or extended and the exercise period extended. However, no option may remain exercisable or continue to vest for more than two years beyond the date such option would have terminated if not for the Compensation Committee’s action, or beyond its expiration date, whichever first occurs. In addition, the Compensation Committee may, at its discretion, accelerate the vesting of PBRSU and restricted stock unit awards. The PBRSU awards further provide that vesting of the service-based vesting conditions will be accelerated on a pro-rated basis in the event an executive’s employment is terminated without cause, with payment of the pro-rated award subject to satisfaction of applicable performance criteria. Accelerated vesting for our named executive officers would be as follows: Mr. Baker, 36,616 units at $4,292,128 value; Mr. Schmechel, 7,182 units at $841,874 value; Mr. Handley, 8,802 units at $1,031,770 value; Mr. Hickey, 5,281 units at $619,039 value; and Mr. Beck, 5,281 units at $619,039 value.

In addition, if an executive’s position, age and years of service qualify at time of termination, the executive would receive benefits under the same special provisions applicable for retirement as are described in the section entitled voluntary resignation above. As noted in that section, Messrs. Baker, Schmechel, Handley and Hickey would have been entitled to such special retirement provisions as of December 31, 2016.

Change in Control – The Company maintains a Change-in-Control Severance Compensation Policy (the “Policy”) which applies to elected officers (other than assistant officers) of the Company, including each named executive officer listed in the Summary Compensation Table at page 43. The Policy excludes an officer who may otherwise be eligible for coverage but is covered by separate change-in-control or similar agreements with the Company or a subsidiary. The Board of Directors may terminate the Policy after two years’ advance notice, except that the Policy may not be terminated within two years after a change in control has occurred.

ECOLAB - 2017 Proxy Statement	55

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The Policy entitles an officer to a severance payment if, within two years following a change in control, the officer’s employment with the Company is terminated without Just Cause (as defined in the Policy) or the officer voluntarily terminates employment for Good Reason (as defined in the Policy). The severance payment is paid in a lump sum equal to the sum of: (i) two times the sum of the officer’s base salary plus target annual cash incentive; plus (ii) a pro-rated portion of the target annual cash incentive for the year of termination. The officer also is entitled to payment of reasonable outplacement service fees up to 20% of base salary, and continuation, for up to 18 months, of medical and dental health coverage at the cost the officer paid prior to termination of employment. The Policy does not provide a gross-up for the 280G excise tax. However, the Policy does provide for a reduction of payments if the Policy results in higher after-tax income to the participant due to 280G excise tax. As a condition of the payment of such benefits, the officer must release the Company from employment-related claims.

The Company’s non-qualified Mirror Pension Plan and Supplemental Executive Retirement Plan discussed under the section entitled Pension Benefits For 2016 at page 48 provide that the interests of participants shall vest and become non-forfeitable upon a change in control of the Company. Messrs. Baker, Schmechel, Handley, Hickey, and Beck each participate in the Mirror Pension Plan and the Supplemental Executive Retirement Plan, and Messrs. Baker, Schmechel, Handley and Hickey are already vested in these benefits.

Upon a change in control, if any outstanding option, PBRSU award or restricted stock unit award is continued, assumed or replaced by the Company or the surviving or successor entity in connection with the change in control, and if within two years after the change in control an executive’s employment or other service is terminated without Cause or is terminated by the executive for Good Reason, then: (i) each of the executive’s outstanding options will become exercisable in full and remain exercisable for the remaining term of the option, (ii) each of the holder’s unvested restricted stock unit awards and PBRSU awards will fully vest, and (iii) any performance goals applicable to the holder’s PBRSU awards will be deemed to have been satisfied to the target level of performance. If any outstanding option, PBRSU award or restricted stock unit award is not continued, assumed or replaced in connection with the change in control, then the same consequences as specified in clauses (i) through (iii) of the previous sentence will occur in connection with a change in control unless and to the extent the Compensation Committee elects to terminate such options or awards in exchange for a payment with respect to each option or award in an amount equal to the excess, if any, between the fair market value of the shares subject to the option or award immediately prior to the effective date of such change in control (which may be the fair market value of the consideration to be received in the change-in-control transaction for the same number of shares) over the aggregate exercise price (if any) for the shares subject to such option or award (or, if there is not excess, such option or award may be terminated without payment).

For purposes of the Policy and stock incentive plans, the term “change in control” means the occurrence of any of the following events:

•	a person or group acquires 25% or more of the Company’s outstanding voting power;
•

during any 24 consecutive month period, individuals who constitute the Board on the first day of the period or any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election relating to the election of directors) whose election or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds of the directors then still in office who were directors on the first day of such period (or whose election or nomination were previously so approved) shall cease for any reason to constitute at least a majority of the Board of Directors;

•

the Company engages in a merger or consolidation, other than a merger or consolidation in which the Company’s voting securities immediately prior to the transaction continue to represent over 50% of the voting power of the Company or the surviving entity immediately after the transaction and in which no person or group acquires 50% or more of the voting power of the Company or surviving entity; or

•

the consummation of a plan of complete liquidation or the Company sells all or substantially all of the Company’s assets, other than to an entity with more than 50% of its voting power owned by the Company’s stockholders in substantially the same proportion as their ownership of the Company immediately prior to the sale.

56	ECOLAB - 2017 Proxy Statement

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The table below summarizes the maximum additional payments the Company would be obligated to make if a qualifying termination due to a change in control occurred on December 31, 2016.

	Severance Payments					Equity Awards
					(A)	(B)		(C)
		Accelerated		Health	Total	Accelerated Portion of		Accelerated Portion of
		Portion of	Outplacement	Insurance	Severance	Stock Options		PBRSU & RSU Awards		Total
	Cash Lump	Pension	Service Fees	Premiums	Payments	Number		Number		Potential
Name	Sum ($)	($)(1)	($)	($)	($)	(#)(2)	Value ($)(3)	(#)	Value ($)(4)	Value ($)(5)
Douglas M. Baker, Jr.	6,000,000	-	240,000	29,131	6,269,131	358,417	518,513	115,468	13,535,159	20,322,803
Daniel J. Schmechel	2,160,000	-	120,000	9,339	2,289,339	68,416	103,703	22,234	2,606,269	4,999,311
Thomas W. Handley	2,565,000	-	135,000	19,693	2,719,693	78,952	129,628	26,172	3,067,882	5,917,203
Michael A. Hickey	1,933,800	-	110,500	31,933	2,076,233	47,371	77,777	15,703	1,840,706	3,994,716
Christophe Beck	1,933,800	1,091,528	110,500	29,131	3,164,959	47,371	77,777	15,703	1,840,706	5,083,441
(1)

Represents that portion of the actuarial present value of accumulated pension benefits reported in the “Pension Benefits For 2016” table at page 48 which would become payable upon a change in control as a result of acceleration of vesting.

(2)	Total number of unvested options as of December 31, 2016.
(3)

Represents the difference between the closing price of our Common Stock as of December 30, 2016 ($117.22) and the exercise price of each option that would be accelerated. All options may be exercised at any time during the three months (or five years if retirement eligible) after employment after the change in control, but not beyond the original ten-year term of the option.

(4)	Represents the value of PBRSU and restricted stock unit awards as of December 30, 2016 ($117.22) that would be accelerated.
(5)	Represents the sum of amounts in Column (A) Total Severance Payments, (B) Accelerated Portion of Stock Options and (C) Accelerated Portion of PBRSU and Restricted Stock Unit Awards.

ECOLAB - 2017 Proxy Statement	57

AUDIT COMMITTEE REPORT

AUDIT COMMITTEE REPORT

The Audit Committee operates under a written Charter and the functions of the Committee are described under the heading “Board Committees – Audit Committee” at page 14 hereof. The Audit Committee’s Charter recognizes that: (i) it is the responsibility of management to prepare the Company’s financial statements in accordance with Accounting Principles Generally Accepted in the United States of America and to maintain an effective system of financial control; and (ii) it is the responsibility of the independent auditors to plan and conduct the annual audit and express their opinion on the consolidated financial statements in accordance with professional standards. As recognized in the Charter, the Committee’s responsibilities include overseeing the work of the participants in the financial reporting and control process.

In this context, the Audit Committee has: (i) reviewed and discussed the audited consolidated financial statements of the Company as of December 31, 2016, and for the year then ended (the “Financial Statements”) with management which has represented that the Financial Statements were prepared in accordance with Accounting Principles Generally Accepted in the United States of America, (ii) discussed the Financial Statements with PricewaterhouseCoopers LLP (our independent registered public accounting firm), including the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard 1301, “Communications with Audit Committees,” and (iii) received the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with PricewaterhouseCoopers LLP their independence. The Committee has also considered whether PricewaterhouseCoopers LLP’s provision of non-audit services as described below under the heading “Audit Fees” is compatible with maintaining PricewaterhouseCoopers LLP’s independence.

Based on the foregoing review and discussions, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the Financial Statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 for filing with the SEC.

Dated: February 24, 2017	Carl M. Casale	David W. MacLennan
	Stephen I. Chazen	Tracy B. McKibben
	Victoria J. Reich	Suzanne M. Vautrinot

58	ECOLAB - 2017 Proxy Statement

AUDIT FEES

AUDIT FEES

The following table presents fees for professional services rendered by PricewaterhouseCoopers LLP (“PwC”) for the years ended December 31, 2016 and 2015.

Fee Category	2016	2015
Audit Fees (1)	$12,013,000	$12,015,000
Audit-related Fees (2)	$130,000	$90,000
Tax Fees (3)	$4,070,000	$3,580,000
All Other Fees (4)	$0	$0
(1)

Fees and expenses paid to PwC for: (i) annual audit (annual audit and quarterly reviews of the consolidated financial statements required to be performed in accordance with generally accepted auditing standards); (ii) 404 attestation services (attestation services relating to the report on the Company’s internal controls as specified in Section 404 of Sarbanes-Oxley Act); (iii) statutory audits (statutory audits or financial audits for subsidiaries or affiliates required to be performed in accordance with local regulations); (iv) regulatory financial filings (services associated with SEC registration statements, periodic reports and other documents filed with the SEC or other documents issued in connection with securities offerings (e.g., comfort letters, consents) and assistance in responding to SEC comment letters); (v) incremental audit procedures related to acquisitions or other transactions; and (vi) consultations on accounting and disclosure matters.

(2)

Fees and expenses paid to PwC for: (i) agreed-upon procedures (agreed-upon or expanded audit procedures related to accounting records required to respond to or comply with financial, accounting or regulatory matters); (ii) attest services; and (iii) employee benefit plan audits (financial statement audits of pension and other employee benefit plans).

(3)

Fees and expenses paid to PwC for: (i) U.S. federal, state and local tax advice (assistance with tax audits, technical interpretations, applicable laws and regulations, tax advice on mergers, acquisitions and restructurings), $230,000; (ii) US Federal, state and local tax compliance (preparation and/or review of tax returns including sales and use tax, excise tax, income tax, and property tax; consultation regarding applicable handling of items for tax returns, required disclosures, elections, and filing positions available to the Company), $60,000; (iii) international non-U.S. tax compliance (preparation and review of income, local, VAT, and GST tax returns or other tax filings, required disclosures, elections and filing positions available to the Company) and international non-U.S. tax advice (assistance with tax examinations (other than legal or other representation in tax courts or agencies), advice on various matters including foreign tax credit, foreign income tax, tax accounting, foreign earnings and profits, U.S. treatment of foreign subsidiary income, VAT, GST, excise tax or equivalent taxes in the jurisdiction, and tax advice on restructurings, mergers, and acquisitions), $2,360,000; and (iv) transfer pricing (advice and assistance with respect to transfer pricing matters, including preparation of reports used by the Company to comply with taxing authority documentation requirements regarding royalties and inter-company pricing and assistance with tax exemptions), $1,420,000.

(4)	This category includes all fees paid to PwC that must be disclosed and are appropriately not included in the Audit, Audit-Related and Tax categories.

All of the professional services provided by PwC in 2016 and 2015 were approved or pre-approved in accordance with policies of the Audit Committee and the Company. The Audit Committee has pre-approved projects for certain permissible non-audit services. Under the policy, requests for pre-approvals of permissible non-audit services must be accompanied by detailed documentation regarding specific services to be provided. The policy specifies that:

•	annual pre-approval of the audit engagement (including internal control attestation) is required;
•	the independent auditor may not provide prohibited services;
•	annual pre-approval is provided for employee benefit plan audits and special audits, as well as other attestation services;
•	management and the independent auditors report to the Committee on all non-audit service projects and related fees;
•	all services and fees are reviewed annually; and
•	the Committee Chair has been delegated authority to approve specific permissible non-audit service projects and fees to ensure timely handling of unexpected matters.

Examples of permissible non-audit services under the policy include: (i) merger/acquisition due diligence services; (ii) attest services; (iii) tax compliance, filings and returns; and (iv) tax planning services, provided that such services are limited to projects having “known or accepted” outcomes.

ECOLAB - 2017 Proxy Statement	59

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm to audit our consolidated financial statements for the year ending December 31, 2017 and to perform other appropriate services. Representatives of PwC are expected to be present at our Annual Meeting of Stockholders. They will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

PwC has provided professional services to the Company in 2016, the aggregate fees and expenses of which are reported at page 59.

Board of Directors’ Recommendation – The Board of Directors recommends that the stockholders vote FOR the ratification of the appointment of PwC as our independent registered public accounting firm for the year ending December 31, 2017. Under the laws of the State of Delaware, stockholder ratification of the appointment of our independent registered public accounting firm is not required. However, the Board deems it advisable to submit the appointment of PwC for stockholder consideration and ratification. If the appointment of PwC is not ratified, the Audit Committee will reconsider the matter, but will not be required to change its decision to appoint PwC as independent registered public accounting firm. Unless a contrary choice is specified, proxies solicited by our Board of Directors will be voted FOR ratification of the appointment of PricewaterhouseCoopers LLP.

60	ECOLAB - 2017 Proxy Statement

PROPOSAL 3: ADVISORY VOTE TO APPROVE THE COMPENSATION OF EXECUTIVES DISCLOSED IN THIS PROXY STATEMENT

PROPOSAL 3: ADVISORY VOTE TO APPROVE THE COMPENSATION OF EXECUTIVES DISCLOSED IN THIS PROXY STATEMENT

Ecolab’s executive compensation program is intended to: (1) support our corporate vision and long-term financial objectives, (2) communicate the importance of business results, (3) retain and motivate executives important to our success and (4) reward executives for contributions at a level reflecting our performance. We believe that our compensation policies and procedures have met these objectives. They have contributed to the Company’s historically strong growth and returns, rewarded executives based on performance and are aligned with the long-term interests of our stockholders. See “Compensation Discussion and Analysis,” beginning at page 27.

The Company is presenting this proposal, which gives you as a stockholder the opportunity to endorse or not endorse our executive pay program through an advisory vote for or against the following resolution:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of our named executive officers, as disclosed in the Company’s Proxy Statement for the 2017 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables, and the related disclosure contained in the Proxy Statement.”

The Company has presented this proposal for the past seven years and each year the proposal has received support from greater than 95% of the total shares cast on the proposal.

The Board of Directors encourages stockholders to endorse the compensation program for our named executive officers by voting FOR the above resolution. As discussed in the Compensation Discussion and Analysis contained in this Proxy Statement, we believe that the executive compensation for 2016 was reasonable and appropriate and was justified by the performance of the Company. Our compensation program is the result of a carefully considered approach, including input and advice from the Compensation Committee’s independent compensation consultant.

Because your vote is advisory, it will not be binding upon the Board of Directors. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

Board of Directors’ Recommendation – The Board of Directors recommends that you vote FOR approval of the compensation of Ecolab’s executives as described in the Compensation Discussion and Analysis and the compensation tables and otherwise in this Proxy Statement pursuant to the compensation disclosure rules of the SEC. Proxies solicited by our Board of Directors will be voted FOR approval of the proposal unless otherwise specified.

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PROPOSAL 4: ADVISORY VOTE ON THE FREQUENCY OF FUTURE STOCKHOLDER ADVISORY VOTES ON EXECUTIVE COMPENSATION

PROPOSAL 4: ADVISORY VOTE ON THE FREQUENCY OF FUTURE STOCKHOLDER ADVISORY VOTES ON EXECUTIVE COMPENSATION

The Company is presenting this proposal which gives you as a stockholder the opportunity to recommend to the Board of Directors whether future advisory votes on the compensation of the executives described in the proxy statement, such as that provided for in Proposal 3: Advisory Vote to Approve the Compensation of Executives Disclosed in this Proxy Statement, should occur every one, two or three years. Stockholders also may, if they wish, abstain from casting a vote on this proposal. This non-binding advisory vote is required to be conducted every six years under Section 14A of the Exchange Act pursuant to the Dodd-Frank Act. We last asked our stockholders to indicate the frequency with which they believe executive compensation advisory votes should occur at the Company’s 2011 Annual Meeting of Stockholders. Following that meeting, the Board of Directors determined that such votes should be conducted every year.

After careful consideration, the Board of Directors, on the recommendation of the Compensation Committee, has determined that conducting annual executive compensation advisory votes remains the best approach for the Company and our stockholders as it allows our stockholders to provide timely, direct input on the Company’s executive compensation philosophy, policies and practices as disclosed in the proxy statement. While this new stockholder vote on this matter will not be binding on the Company, the Board of Directors will take into account the outcome of the vote when considering the frequency of future votes on executive compensation. The Board may decide that it is in the best interests of our stockholders and the Company to hold an advisory vote on executive compensation more or less frequently than the frequency receiving the most votes cast by our stockholders.

Stockholders may cast a vote on the preferred frequency by selecting the option of one year, two years, or three years (or abstain) when voting in response to the resolution set forth below.

"RESOLVED, that the stockholders wish the company to include an advisory vote on the compensation of Ecolab Inc. named executive officers pursuant to Section 14A of the Security Exchange Act every:

-	one year (annual);
-	two years (biennial); or
-	three years (triennial).”

Board of Directors' Recommendation — The Board of Directors recommends that you vote for ANNUAL frequency. Unless a contrary choice is specified, proxies solicited by our Board of Directors will be voted for ANNUAL frequency.

62	ECOLAB - 2017 Proxy Statement

OTHER MATTERS

OTHER MATTERS

Proxy Solicitation Costs

We will bear the cost of the preparation and solicitation of proxies, including the charges and expenses of brokerage firms, banks or other nominees for forwarding proxy material to beneficial owners. In addition to solicitation by mail, proxies may be solicited by telephone, the Internet or personally. We have retained Georgeson Inc., 480 Washington Blvd., 26th Floor, Jersey City, NJ 07310, to aid in the solicitation of proxies for a fee of $12,000 plus expenses. Proxies may also be solicited by certain directors, officers and employees of the Company without extra compensation.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s executive officers and directors, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC reports on ownership of Company securities and changes in reported ownership. As a practical matter, Company personnel assist executive officers and directors by monitoring transactions and completing and filing Section 16 reports (SEC Forms 3, 4 and 5) on their behalf based upon company records and information provided to us.

Based solely on a review of Section 16 reports and on written representations from reporting persons, the Company believes that during the fiscal year ended December 31, 2016 the Company’s executive officers, directors and greater than ten percent owners timely filed all reports they were required to file under Section 16(a).

Householding Information

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy soliciting material. This means that you and other holders of our Common Stock in your household may not receive separate copies of the Company’s Proxy Statement or Annual Report. We will promptly deliver an additional copy of either document to any stockholder upon request to: Corporate Secretary, Ecolab Inc., 1 Ecolab Place, Saint Paul, MN 55102; telephone (651) 250-2981; or e-mail investor.info@ecolab.com. If you desire to reduce the number of copies mailed to your household, please contact your bank or broker.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on May 4, 2017

The Notice of 2017 Annual Meeting, Proxy Statement and Annual Report to Stockholders of Ecolab Inc. is available at www.proxyvote.com.

ECOLAB - 2017 Proxy Statement	63

OTHER MATTERS

Voting by Plan Participants

Generally, you will receive only one notice, proxy card or voting instruction form covering all the shares you hold:

•	in your own name;
•	in the Dividend Reinvestment Plan sponsored by Computershare Trust Company, N.A., if any; and
•	if you participate in one or more of the following Plans:
-	the Ecolab Savings Plan and ESOP*; or
-	the Ecolab Savings Plan and ESOP for Traditional Benefit Employees*; or
-	the Ecolab Puerto Rico Savings Plan*; or
-	the Ecolab Stock Purchase Plan administered by Computershare Trust Company, N.A.; or
-	the Ecolab Canada Share Purchase Plan administered by Computershare Trust Company of Canada

* If you participate in the Ecolab Savings Plan and ESOP, the Ecolab Savings Plan and ESOP for Traditional Benefit Employees or the Ecolab Puerto Rico Savings Plan, you are entitled to direct the respective plan trustee to vote (or not to vote) the equivalent number of shares of Common Stock credited to your Plan account. Your proxy card will serve as a voting instruction to the Trustee and if your instructions are timely received, the Trustee will follow your voting instructions. If you do not timely submit your voting instructions, the Trustee will vote your Plan shares in the same proportion as to each respective proposal as the shares for which voting instructions have been received from other Plan participants. To allow sufficient time for voting of your shares by the Trustee, your voting instructions should be received by May 1, 2017 to ensure tabulation.

If you hold Ecolab shares through any other Ecolab plans, you will receive voting instructions from that plan’s administrator.

By Order of the Board of Directors

Michael C. McCormick
Executive Vice President, General Counsel and Assistant Secretary
March 20, 2017

64	ECOLAB - 2017 Proxy Statement

DIRECTIONS TO THE ECOLAB ANNUAL MEETING

Saint Paul’s Landmark Center is located at 75 West 5th Street in downtown Saint Paul, adjacent to Rice Park. There are numerous paid ramps and parking meters within easy walking distance. The closest parking ramps are RiverCentre, Lawson Commons and Kellogg Street Ramp.

Global Headquarters 1 Ecolab Place, St. Paul, MN 55102 www.ecolab.com 1 800 2 ECOLAB

*** Exercise Your Right to Vote ***

Important Notice Regarding the Availability of Proxy Materials for the

Stockholder Meeting to Be Held on May 4, 2017.

Meeting Information
ECOLAB INC.	Meeting Type:	Annual Meeting
	For holders as of:	March 7, 2017
	Date:	May 4, 2017
	Time:	10:00 AM
	Location:	Landmark Center
75 West 5th Street
Saint Paul, Minnesota 55102

You are receiving this communication because you hold shares in the company named above.
ECOLAB INC. CORPORATE SECRETARY 1 ECOLAB PLACE SAINT PAUL, MN 55102-2739

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com, scan the QR Barcode on the reverse side, or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.

See the reverse side of this notice to obtain proxy materials and voting instructions.
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Before You Vote

How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:
NOTICE AND PROXY STATEMENT		ANNUAL REPORT
How to View Online:
Have the information that is printed in the box marked by the arrow (located on the following page) and visit: www.proxyvote.com, or scan the QR Barcode below.
How to Request and Receive a PAPER or E-MAIL Copy:
If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:
1)	BY INTERNET:	www.proxyvote.com
2)	BY TELEPHONE:	1-800-579-1639
3)	BY E-MAIL*:	sendmaterial@proxyvote.com
*If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow
(located on the following page) in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before April 20, 2017 to facilitate timely delivery.

How To Vote
Please Choose One of the Following Voting Methods

Vote In Person: Many stockholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares.

Vote By Internet: Go to www.proxyvote.com or from a smart phone, scan the QR Barcode above. Have the information that is printed
	in the box marked by the arrow	(located on the following page) available and follow the instructions.
Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.
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Voting Items

The Board of Directors recommends you vote FOR each of the nominees listed in proposal 1:
1.	Election of Directors.

	Nominees:		The Board of Directors recommends you vote FOR
management proposals 2 and 3:
	1a.	Douglas M. Baker, Jr.	2.	Ratify the appointment of PricewaterhouseCoopers LLP
as independent registered public accounting firm for the
	1b.	Barbara J. Beck		current year ending December 31, 2017.

	1c.	Leslie S. Biller	3.	Advisory vote to approve the compensation of executives
disclosed in the Proxy Statement.
	1d.	Carl M. Casale
The Board of Directors recommends you vote 1 YEAR on
	1e.	Stephen I. Chazen	management proposal 4:
			4.	Advisory vote on the frequency of future stockholder
	1f.	Jeffrey M. Ettinger		advisory votes on executive compensation.

	1g.	Arthur J. Higgins

	1h.	Michael Larson

	1i.	David W. MacLennan

	1j.	Tracy B. McKibben
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	1k.	Victoria J. Reich

	1l.	Suzanne M. Vautrinot

	1m.	John J. Zillmer

® ECOLAB INC. CORPORATE SECRETARY 1 ECOLAB PLACE SAINT PAUL, MN 55102-2739

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above.

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	E00931-P87865	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ECOLAB INC.
The Board of Directors recommends you vote FOR each of the nominees listed in proposal 1:
1.	Election of Directors.
	Nominees:		For	Against	Abstain				For	Against	Abstain
	1a.	Douglas M. Baker, Jr.	☐	☐	☐		1l.	Suzanne M. Vautrinot	☐	☐	☐
	1b.	Barbara J. Beck	☐	☐	☐		1m.	John J. Zillmer	☐	☐	☐
	1c.	Leslie S. Biller	☐	☐	☐	The Board of Directors recommends you vote FOR management proposals 2 and 3:
	1d.	Carl M. Casale	☐	☐	☐	2.		Ratify the appointment of Pricewaterhouse Coopers LLP as independent registered public accounting firm for the	☐	☐	☐
	1e.	Stephen I. Chazen	☐	☐	☐	current year ending December 31, 2017.
	1f.	Jeffrey M. Ettinger	☐	☐	☐	3.		Advisory vote to approve the compensation of executives disclosed in the Proxy Statement.	☐	☐	☐
	1g.	Arthur J. Higgins	☐	☐	☐	The Board of Directors recommends you vote 1 YEAR on
	1h.	Michael Larson	☐	☐	☐	management proposal 4:		1 Year	2 Years	3 Years	Abstain
	1i.	David W. MacLennan	☐	☐	☐	4.	Advisory vote on the frequency of future stockholder advisory votes on executive compensation.	☐	☐	☐	☐
	1j.	Tracy B. McKibben	☐	☐	☐
	1k.	Victoria J. Reich	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

		Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Directions to the Ecolab Annual Meeting

Saint Paul's Landmark Center is located at 75 West 5th Street in downtown St. Paul, adjacent to Rice Park. There are numerous paid ramps and parking meters within easy walking distance. The closest parking ramps are RiverCentre, Lawson Commons and Kellogg Street Ramp.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

▼	IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.	▼

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Proxy — Ecolab Inc.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
ECOLAB INC. ANNUAL MEETING OF STOCKHOLDERS MAY 4, 2017

The undersigned hereby appoints Douglas M. Baker, Jr., Michael C. McCormick and Theodore D. Herzog, and each of them, with power of substitution to each as proxies to represent the undersigned at the Annual Meeting of Stockholders of Ecolab Inc., to be held in St. Paul, Minnesota, at the Landmark Center at 10:00 a.m. on Thursday, May 4, 2017, and at any adjournment or postponement thereof, and to vote all shares of stock which the undersigned may be entitled to vote at said meeting as directed on the reverse side with respect to the proposals as set forth in the Proxy Statement, and in their discretion, upon any other matters that may properly come before the meeting.

This proxy will be voted as specified by the undersigned. If no such direction is given, your proxies will have the authority to vote “for” each of the nominees listed in proposal 1, “for” proposals 2 and 3, “1 year” on proposal 4 and in the discretion of the proxy holder on any other matter that may properly come before the annual meeting and any adjournment or postponement thereof.

The tabulator cannot vote the shares unless you sign and return this card, or you use the telephone or Internet voting services to cast your proxy.

Continued and to be signed on reverse side